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                                                                   EXHIBIT 10.1



            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



         THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made and entered into as of this 26th day of May, 1995, between and among MELLON BANK, N.A., a national banking association ("Mellon") and MELLON BANK CANADA, a Canadian chartered bank ("Mellon Canada", and together with Mellon, collectively "Lender"), and THE COAST DISTRIBUTION SYSTEM, a California corporation ("Coast"), UNITED SALES & WAREHOUSE OF TEXAS, INC., a Texas corporation ("United Sales"), C/P PRODUCTS CORP., an Indiana corporation ("C/P"), MOHAWK TRAILER SUPPLY, INC., a New York corporation ("Mohawk") and THE COAST DISTRIBUTION SYSTEM (CANADA) INC./LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC., a corporation organized under the laws of the Province of Quebec ("Coast Canada"), jointly and severally (each of Coast, United Sales, C/P, Mohawk and Coast Canada are hereinafter sometimes individually referred to as "Borrower" and collectively referred to as the "Borrowers").

                                   BACKGROUND

         A. Coast, United Sales, C/P and Mellon Financial Corporation, a Delaware corporation ("Mellon Financial") were parties to identical Loan and Security Agreements, dated as of June 28, 1985, each of which was amended by a First Amendment to Loan and Security Agreement, dated September 22, 1986, a Second Amendment to Loan and Security Agreement, dated March 2, 1988, a Third Amendment to Loan and Security Agreement, dated June 30, 1989, a Fourth Amendment to Loan and Security Agreement, dated October 23, 1989, a Fifth Amendment to Loan and Security Agreement, dated July 5,1990, a Composite Amendment to Loan and Security Agreements, dated November 1, 1990, a Composite Amendment Number Two to Loan and Security Agreements, dated April 12, 1991 and a Composite Amendment Number Three to Loan and Security Agreements, dated November 29, 1991 (collectively, the "Prior Loan Agreements"), pursuant to which Mellon Financial made certain loans and financial accommodations available to Borrower.

         B. Mohawk and Mellon Financial are parties to that certain Loan and Security Agreement, dated as of July 5, 1990, as amended by the Composite Amendment to Loan and Security Agreements, dated November 1, 1990, the Composite Amendment Number Two to Loan and Security Agreements, dated April 12, 1991, and the Composite Amendment Number Three to Loan and Security Agreements, dated November 29, 1991 (Collectively, the "Mohawk Agreement"), pursuant to which Mellon Financial made certain financial accommodations available to Mohawk (the Prior Loan Agreements and the Mohawk Agreement are hereinafter collectively referred to as the "Prior Composite Agreements").

         C. Pursuant to those certain Assignment and Assumption Agreements, dated as of May 16, 1990, between Mellon Financial and Mellon Bank
(East) PSFS National Association ("East"), Mellon Financial assigned to East and East assumed and received all of Mellon Financial's rights, duties and obligations under the Prior Composite Agreements.

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         D.      On January 1, 1991, East merged with and into Mellon whereupon
Mellon succeeded to all of East's rights, duties and obligations under the Prior Composite Agreements.

         E. Coast, C/P and United Sales have cross-guaranteed each others' obligations to Mellon under the Prior Composite Agreements pursuant to identical Continuing Guarantys, each dated June 28, 1985.

         F. As of March 24, 1992, in order to permit Coast, United Sales, C/P and Mohawk to utilize their collective bargaining power and to facilitate the collective handling of their accounts and other matters on a consolidated basis, Coast, United Sales, C/P and Mohawk and Mellon entered into that certain Amended and Restated Loan and Security Agreement, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of February 25, 1993, as amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of March 8, 1993, as amended by that certain Third Amendment to Amended and Restated Loan and Security Agreement, dated as of January 25, 1993 (dated in error 1993 instead of 1994), as amended by that certain Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of March 1, 1994, as amended by that certain Fifth Amendment to Amended and Restated Loan and Security Agreement, dated as of December 12, 1994, and as further amended by that certain Sixth Amendment to Amended and Restated Loan Agreement, dated as of April 11, 1995 (collectively, the "First Amended Loan Agreement").

         G. Coast now desires to add its wholly owned Canadian subsidiary, Coast Canada, as a co-borrower to the credit facilities provided by Mellon under the First Amended Loan Agreement to Coast, United Sales, C/P and Mohawk, to expand the credit facilities by increasing the credit lines as hereinafter set forth, and to provide certain Canadian Dollar priced credit facilities to Coast Canada through Mellon's affiliate, Mellon Canada, and Lender is willing to make such amendments and to make available additional funds and extend such other credit accommodations pursuant to the terms and conditions set forth below.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                   SECTION 1.  DEFINITIONS AND INTERPRETATION

         1.1     Terms Defined:            All terms used herein which are
defined in Article 1 or Article 9 of the California Uniform Commercial Code shall have the respective meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrowers and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in





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this Agreement is not limiting and, unless the context of this Agreement clearly requires otherwise, the word "or" as used herein has the alternatively conjunctive or disjunctive meaning represented by the phrase"and/or". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. Accounts, Chattel Paper, Contracts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, to the extent not defined or modified herein, and all other terms contained in this Agreement, unless the context indicates otherwise, shall have the same respective meanings as are given to such terms in the Uniform Commercial Code, as enacted in the State of California. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

                 Account - All presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods or the rendition of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor.

                 Account Debtor - Any Person obligated on any Account of
Borrower.

                 Affiliate - Section 6.5.

                 Agreement - This Second Amended and Restated Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Agreement.

                 Authorized Officers - Any officer of Borrower authorized by specific resolution to request Advances, as set forth in the incumbency certificate referred to in Section 4.1(d).

                 Availability Reserve - Section 6.18(c).

                 Blocked Account - Section 2.4(b).

                 Borrowers' Loan Account - The account on the books of Lender in which will be recorded loans, advances, extensions of credit and guaranties of credit made by Lender to, or for the benefit of, the Borrowers pursuant to this Agreement or any other agreement, payments made on such loans and other appropriate debts and credits as provided by this Agreement. Loans and advances made by Lender to Borrowers shall be made jointly and will be charged to Borrowers' Loan Account, along with all interest and other charges as permitted under and pursuant to this Agreement.

                 Borrowing Base - Section 2.3(a).

                 Business Day - Any day that is not a Saturday or Sunday or a day on which Mellon is permitted to close with respect to advances to Coast U.S., or a day on which Mellon Canada is permitted to close with respect to Coast Canada.





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                 Canadian Dollars, Cdn Dollars and the symbol Cdn $ - Each
means lawful money of Canada.

                 Canadian Prime Rate - That per annum rate of interest announced from time to time by Mellon Canada as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by Mellon Canada in Canada, as reported by Mellon Canada to The Bank of Canada.

                 Canadian Prime Rate Loans - That portion of the Revolving Credit advanced to Coast Canada, denominated in Canadian Dollars, bearing interest at the Canadian Prime Rate Option.

                 Canadian Prime Rate Option - Section 2.6(c).

                 Cash Collateral Account - Section 2.4(b).

                 Cash Flow - Shall be defined and determined as follows: Net Income, plus depreciation, plus amortization, plus cash dividends actually received, minus equity in earnings of Subsidiaries and other Persons, minus unfunded capital expenditures, minus long term debt payments including principal payments on Indebtedness subordinated to the Obligations, minus cash investments, loans, cash advances or capital contributions to or cash payments made to acquire any beneficial interest in (including stock, partnership interest, or other securities of) any Person (but excluding cumulative investments made during the Revolving Credit Term in an amount not to exceed $700,000 to purchase up to 5% of the common stock of H. Burden Limited ("Burden") during Borrowers' fiscal year ending December 31, 1995, and in an amount not to exceed $800,000 to purchase up to an additional 10% of the common stock of Burden during Borrowers' fiscal year ending December 31, 1996), minus payments under existing non-competition agreements, and minus Distributions actually made.

                 Closing - Section 4.6.

                 Closing Date - Section 4.6.

                 Coast U.S. - Collectively, Coast, United Sales, C/P and
Mohawk.

                 Collateral - Section 3.1.

                 Commitment Fee - Section 2.8(a).

                 Default - An election by Lender to declare Borrowers in default upon the occurrence of an Event of Default under Section 8.1 herein.

                 Distribution -

                          (1)     Dividends or other distributions on capital
stock of any Borrower; and





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                          (2)     The redemption, repurchase or acquisition of
such stock or of warrants, rights or other options to purchase such stock.

                 Dollars and the symbol $ - Each means lawful money of the United States of America.

                 East - Background paragraph C.

                 Event of Default - Section 8.1.

                 Existing Indebtedness - Section 2.1.

                 Existing Loan Documents - The Prior Loan Agreements, the Prior Composite Agreements, the First Amended Loan Agreement and all other instruments, agreements and documents executed in connection therewith.

                 Expenses - Section 9.6.

                 First Amended Loan Agreement - Background paragraph F.

                 Fx Line - Section 2.5.

                 GAAP - Generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 6.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

                 Good Business Day - Any Business Day when banks in Philadelphia, Pennsylvania and London, England are open for business.

                 Hazardous Substances - Section 5.16.

                 Indebtedness - (a) All obligations of Borrowers for borrowed money; (b) All obligations of Borrowers evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrowers in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) All obligations under capitalized leases of Borrowers;
(d) All obligations or liabilities of others secured by a lien or security interest on any asset owned by Borrowers, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrowers guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to a Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other person.





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                 Initial Term - Section 2.2(c).

                 Inventory Advance Sublimit - That amount which (i) with respect to Coast U.S., is equal to the lesser of (A) fifty percent (50%) of Coast U.S.'s Qualified Inventory and (B) $22,000,000 and (ii) with respect to Coast Canada, is equal to the lesser of (A) fifty percent (50%) of Coast Canada's Qualified Inventory and (B) $4,000,000 (or the Canadian Dollar converted equivalent as of the date of determination).

                 IRS - Section 6.12.

                 LC Facility - Section 2.8.

                 Letters of Credit - Merchandise and standby letters of credit now or hereafter issued by Lender for the benefit of Borrowers.

                 Letter of Credit Fees - Section 2.9(d).

                 Liabilities - All liabilities of every kind of Borrowers as would be shown on a financial statement of Borrowers prepared in accordance with GAAP.

                 LIBOR Based Rate - The LIBOR Rate plus one hundred and fifty
(150) basis points.

                 LIBOR Based Rate Loan - That portion of the Revolving Credit advanced to Coast U.S. on which interest accrues at the LIBOR Based Rate.

                 LIBOR Interest Period - Section 2.6(b).

                 LIBOR Rate - An annual rate of interest determined by Lender as being the rate available to Lender at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBOR", in accordance with the usual practice in such market, for the LIBOR Interest Period elected by Coast on behalf of Coast U.S., in effect two Good Business Days prior to the funding date for a requested LIBOR Based Rate Loan (including those requested in connection with the conversion of a portion of the Revolving Credit subject to the Prime Rate Option to a LIBOR Based Rate Loan in accordance with Section 2.5(b) hereof), or for a LIBOR Based Rate Loan which Coast on behalf of Coast U.S. has elected to continue as a LIBOR Based Rate Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of Dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Rate Loan which shall then be loaned by Mellon to Coast U.S. as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets





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consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such LIBOR Interest Period ("Eurocurrency Reserve Requirement"). Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the quotient of (i) the offered rate divided by (ii) one minus the Eurocurrency Reserve Requirement.

                 LIBOR Rate Option -  Section 2.5(b).

                 Lien - Any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with Borrowers' use of the Property or would not materially detract from the value of the Property. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

                 Loan Documents - This Agreement, the Revolving Credit Note and the Existing Loan Documents except to the extent any of which are amended, restated or replaced in connection therewith, and each other document, instrument or agreement required to be executed and/or delivered hereby, as each may be amended, supplemented or replaced from time to time.

                 Loans - means collectively, all outstanding advances made by Lender under the Revolving Credit.

                 Mass Mutual - means, collectively, Massachusetts Mutual Life Insurance Company, Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

                 Mass Mutual Subordinated Debt - Section 5.4.

                 Maximum Credit Limit - $50,000,000, with Maximum Credit Sublimits of up to $40,000,000 of aggregate advances (including undrawn Letters of Credit) at any one time outstanding based upon the availability of Qualified Accounts and Qualified Inventory of Coast U.S., and up to $10,000,000 of aggregate advances (including undrawn Letters of Credit) at any one time outstanding based upon the availability of Qualified Accounts and Qualified Inventory of Coast Canada ("Maximum Credit Sublimits"). In the event that the Availability Reserve is applied pursuant to Section 6.18(c) hereof, it shall be fully applied to reduce the Maximum Credit Sublimit available to Coast U.S.
The Maximum Credit Limit may be increased from $50,000,000 to up to $60,000,000 at any time during the first eighteen (18) months of the Revolving Credit Term, upon the payment of a fee by Borrowers to Lender of up to $20,000, prorated to the total amount of the increase in the Maximum





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Credit Limit, subject to Lender's approval of the increase at the time such increase is requested, there being no commitment by Lender to increase the Maximum Credit Limit as of the date of this Agreement. (The determination of compliance with the foregoing shall include conversion of Canadian Dollar denominated advances to Coast Canada outstanding as of the date of determination, at the conversion rate then maintained by Mellon Canada.)

                 Mellon - means Mellon Bank, N.A.

                 Mellon Canada - means Mellon Bank Canada, a Canadian chartered bank.

                 Mellon Financial - Background paragraph A.

                 Mohawk Agreement - Background paragraph B.

                 Net Income - means the net income after taxes of Borrowers, as such would appear on Borrowers' consolidated financial statements, prepared in accordance with GAAP, consistently applied.

                 Net Loss - means Net Income less than zero (0).

                 Obligations - All existing and future liabilities of Borrowers to Lender, including, without limitation, all Loans and advances, from time to time made by Lender to Borrowers under this Agreement, the Revolving Credit Note and the Existing Loan Documents, and to others at the request of or for the account of or the benefit of the Borrowers, including Revolving Credit Advances, obligations to repay draws on Letters of Credit, contingent obligations in respect of outstanding Letters of Credit, all fees and charges owing by Borrowers and all other liabilities and obligations of every kind or nature whatsoever of Borrowers to Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including, but not limited to, any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor; the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the Collateral in accordance with the terms of this Agreement; and the payment of all Expenses incurred by Lender in connection therewith, which amounts, whether or not matured and whether or not disputed, may be charged to Borrowers' Loan Account hereunder, without prior notice to Borrowers, and all obligations of Borrowers under this Agreement to perform acts or refrain from taking any action.

                 Overadvance - Section 2.3(d).

                 PBGC - Section 6.12.

                 Person - An individual, partnership, corporation, trust, incorporated association or organization, joint venture, limited liability company or any other entity.





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                 Prime Based Loans - That portion of the Revolving Credit
advanced to Coast U.S. or to Coast Canada, denominated in Dollars, bearing interest at any of the Prime Rate Option, the Canadian Prime Rate Option or the U.S. Base Rate Option.

                 Prime Rate - That per annum rate designated or announced by Mellon at its principal office from time to time as its "Prime Rate" of interest, which may be greater or less than other interest rates charged by Mellon to other borrowers and is not necessarily solely based or dependent upon or equal to the interest rate which Mellon may charge any particular borrower or class of borrowers.

                 Prime Rate Option -  Section 2.6(a).

                 Prior Composite Agreements - Background paragraph B.

                 Prior Loan Agreements - Background paragraph A.

                 Property - Any interest of Borrowers in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Qualified Accounts - All Accounts of Borrowers, determined separately with respect to Coast U.S. and Coast Canada, which meet all of the following specifications: (i) it is lawfully owned by a Borrower and subject to no lien, security interest or other assignment, except as provided in
Section 3.1 hereof, and Borrowers have the right of assignment thereof and the power to grant a security interest therein; (ii) it is a valid and enforceable Account, representing the undisputed indebtedness of an Account Debtor not more than ninety (90) days past original invoice date; provided however, up to $6,500,000 of Accounts of Coast U.S., in the aggregate, may be eligible for advance which contain payment terms of up to two hundred forty (240) days from date of original invoice and are not more than thirty (30) days past due; and provided further, however, up to $6,500,000 of Accounts of Coast Canada, in the aggregate, with respect to billings made by Coast Canada during the month of March of each year, may be eligible for advance which contain payment terms of up to one hundred and twenty (120) days from date of original invoice and are not more than thirty (30) days past due; and the Borrowers will promptly provide Lender on a monthly basis, and in all events prior to the fifth Business Day of each month, a specific listing of all unpaid Borrowers' invoices, including a description of material terms, due dates and other information requested by Lender, which provide payment terms of greater than thirty (30) days from the respective invoice date, which invoices Borrowers intend to include under Accounts pursuant to this subparagraph; (iii) the Account is not subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment, including, but not limited to, Accounts with respect to which a Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to a Borrower, but only to the extent of the liability of the Account Debtor to a Borrower disputed by the Account Debtor or a claim asserted by the Account Debtor against a Borrower; (iv) no part of any goods the sale or lease of which has given rise to the Account has been returned, rejected, or lost or damaged prior to acceptance by the Account Debtor; (v) if it arises from the sale of goods by a Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other





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repurchase or return agreement (other than Borrowers' standard practices regarding return of goods in the ordinary course), and such goods have been shipped to the Account Debtor or its designee; (vi) if it arises from the performance of services, such services have actually been performed; (vii) it arose in the ordinary course of Borrowers' business; (viii) no notice of the bankruptcy, receivership, reorganization or insolvency of the Account Debtor has been received by Borrowers or Lender; (ix) the Account Debtor is not a subsidiary or Affiliate of a Borrower, does not control a Borrower, and is not under the control of or under common control with a Borrower, or an officer, employee or agent of a Borrower; (x) with respect to Coast U.S., it is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, the payment of which Account is not guaranteed by an irrevocable letter of credit reasonably satisfactory to Lender; (xi) with respect to Coast Canada, it is not an Account of an Account Debtor having its principal place of business or executive office outside Canada, the payment of which Account is not guaranteed by an irrevocable letter of credit reasonably satisfactory to Lender; (xii) it does not represent a sale to the government of the United States or any subdivision thereof unless Borrower has complied, for the benefit of Lender, with the Federal Assignment of Claims Act; (xiii) not more than 50% of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than ninety (90) days past their respective invoice dates; and (xiv) the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender.

                 Qualified Inventory - Any and all current and saleable inventory of Borrower as determined by Lender in its sole discretion, located at the places of business listed on Exhibit 5.2 which is not subject to any Lien other than Lender's Lien, except as provided in Section 3.1 hereof, and which meets such other specifications and requirements which may from time to time be reasonably established by Lender, valued for the purposes of the Borrowing Base (as defined in Section 2.3 below) at cost, on a FIFO basis, of such inventory.

                 Revolving Credit - Section 2.2(a).

                 Revolving Credit Note - Section 2.2(b).

                 Revolving Credit Term - The period commencing on the Closing Date and ending on the Revolving Credit Maturity Date.

                 Revolving Credit Maturity Date - Section 2.2(c).

                 Subsidiary - Any corporation more than fifty (50%) percent of which voting stock is legally and beneficially owned by a Borrower or owned by a corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by a Borrower.

                 Tangible Net Worth - At any time means the book value of Borrowers' total assets (after deducting related depreciation, obsolescence, amortization, valuation reserves, deferred assets, intangible assets and good will) and including any Indebtedness of Borrowers subordinated to the Obligations in a manner acceptable to Lender, minus all Liabilities (other than subordinated Indebtedness acceptable to Lender, capital stock and any other components





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of shareholder equity), and including all reserves (to the extent not deducted from total assets) for contingencies and other potential liabilities as would be shown on a balance sheet of Borrower prepared as of such date in accordance with GAAP.

                 Termination Fee - Section 2.9(c).

                 Unused Line Fee - Section 2.9(b).

                 U.S. Base Rate Option - Section 2.6(d).

                 U.S. Base Rate Loans - That portion of the Revolving Credit advanced to Coast Canada, denominated in Dollars, bearing interest at the U.S. Base Rate Option.

                 U.S. Base Rate - That per annum rate of interest announced from time to time by Mellon Canada as being its reference rate then in effect for determining interest rates in Dollar denominated commercial loans in Canada.

                 Voidable Transfer - Section 9.19.

         1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.


                              SECTION 2.  THE LOAN

         2.1 Confirmation of Existing Indebtedness: Borrowers acknowledge and confirm that as of the close of business on May 26, 1995, they are indebted to Lender, without defense, setoff or counterclaim under the Existing Loan Documents, in the principal amount of $24,426,100.89, as well as for reimbursements for draws which may hereafter be made on standby letters of credit and/or merchandise letters of credit issued for the account of Borrowers in the aggregate face amount of $0.00 (collectively as may be adjusted for advances and paydowns made after May 26, 1995 and prior to the date hereof, "Existing Indebtedness").

         2.2     Revolving Line of Credit:

                 (a) Lender hereby establishes for the benefit of Borrowers a revolving line of credit ("Revolving Credit") which shall include sums advanced by Lender to or for the benefit of Borrowers from time to time hereunder (including without limitation the face amount of all issued and outstanding letters of credit and unreimbursed draws on letters of credit) up to the Maximum Credit Limit and the Maximum Credit Sublimits thereto at any one time outstanding, depending upon the requests of Borrowers, and the existence and availability of Qualified Accounts and Qualified Inventory determined on a separate basis for each of Coast U.S. and Coast Canada. The outstanding balance under the Revolving Credit





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may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future advances and extensions of credit which may be made by Lender to or for the benefit of Borrowers, and shall be due and payable on the Revolving Credit Maturity Date. For the purposes of this Agreement, any determination as to whether there is availability within the Borrowing Base for advances or extensions of credit shall be made by Lender and is final and binding upon Borrowers absent manifest error.

                 (b) At Closing Borrowers shall execute and deliver their promissory note to Lender, in the form of Exhibit 2.2(b) attached hereto ("Revolving Credit Note") to evidence their unconditional joint and several obligation to repay Lender for loans, advances, and extensions of credit made under the Revolving Credit, with interest as herein or therein provided. The Existing Indebtedness shall be deemed to be the first advance and extension of credit under the Revolving Credit. Each advance and extension of credit under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.

                 (c) The term ("Initial Term") of the Revolving Credit shall expire on May 31, 2000 ("Revolving Credit Maturity Date"), on which date all of the outstanding Obligations hereunder of Borrowers to Lender of every kind whatsoever, unless having been sooner accelerated pursuant to the terms hereof, shall be due and payable in full and as of and after which date no further advances or extensions of credit shall be available from Lender.

         2.3     Revolving Credit - Borrowing Base:

                 (a) Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Lender agrees to make revolving advances to Borrowers in an amount not to exceed the Borrowing Base. For purposes of this Agreement "Borrowing Base" shall mean:

                          (i)     with respect to Coast U.S., the sum of (A) an
amount equal to eighty percent (80%) of the amount of Coast U.S.'s Qualified Accounts; plus (B) the Inventory Advance Sublimit applicable to Coast U.S.; and

                          (ii)    with respect to Coast Canada, the sum of (A)
an amount equal to eighty percent (80%) of the amount of Coast Canada's Qualified Accounts; plus (B) the Inventory Advance Sublimit applicable to Coast Canada.

                 (b) Lender may, in its discretion, from time to time, (i) reduce the lending formula with respect to Borrowers' Qualified Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount or total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of Account Debtors has declined or
(ii) reduce the lending formula(s) with respect to Borrowers' Qualified Inventory to the extent that Lender determines that the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers' Qualified Accounts or Borrowers' Qualified Inventory.

                 (c) Lender shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed the difference between (i) the lesser of: (A) the Maximum Credit Limit (provided that within the Maximum Credit Limit, advances shall not exceed the Maximum Credit Sublimits and Inventory Advance Sublimits applicable to Coast U.S. and Coast Canada) or (B) the Borrowing Base availability, and (ii), if applicable, the Availability Reserve of $2,000,000 pursuant to the terms of
Section 6.18(c) hereof, to be fully applied to reduce the Maximum Credit Sublimit available to Coast U.S.

                 (d) If, at any time or for any reason, the amount of Obligations owed by Borrowers to Lender pursuant to Section 2.1, 2.2 and 2.3 is greater than either the dollar or percentage limitations set forth in Section
2.2 or 2.3 (an "Overadvance"), with the exception of an Overadvance resulting solely from a unilateral act of Lender pursuant to Section 2.3(b), pursuant to Lender's exercise of its discretionary judgment under the definition of Qualified Inventory under Section 1.1 above, or pursuant to clause (xiv) of the definition of Qualified Accounts under Section 1.1 above; or if, at any time, there is an Overadvance resulting solely from a unilateral act of Lender taken pursuant to Section 2.3(b), pursuant to Lender's exercise of its discretionary judgment under the definition of Qualified Inventory under Section 1.1 above, or pursuant to clause (xiv) of the definition of Qualified Accounts under
Section 1.1 above, and the Overadvance continues for a period of thirty (30) days following the earlier to occur of (i) any Borrower's actual knowledge of the Overadvance or (ii) receipt by any Borrower of notice of such Overadvance; thereupon, and without impairing any other rights of Lender hereunder, Borrowers shall immediately repay such excess to Lender, and Borrowers' failure to immediately repay such excess to Lender shall constitute an Event of Default hereunder.

         2.4     Advances, Conversions, Renewals and Payments:

                 (a) Except to the extent otherwise set forth in this Agreement, or as may be otherwise directed (as to place of payment, in the United States of America with respect to Coast U.S., or in Canada with respect to Coast Canada) in writing from time to time by Lender, all payments of principal and of interest on the Revolving Credit, the Commitment Fee, Letter of Credit Fees, Unused Line Fee, the Expenses, the Termination Fee and all other charges and any other Obligations of Borrower hereunder shall be made to Lender at its main Philadelphia banking office, Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, in Dollars, in immediately available funds. Lender shall have the unconditional right and discretion to make an Advance under the Revolving Credit to pay, and/or to charge Borrowers' Loan Account with Lender for, all of Borrower's Obligations as they become due from time to time under this Agreement including without limitation, interest, fees and reimbursement of Expenses.

                 (b) Borrowers shall receive all payments on Accounts and otherwise in trust for Lender. Immediately upon receipt, Borrowers shall deposit or transmit for deposit all such payments in kind into deposit accounts specified by Lender which shall be under

Lender's dominion and control (each, a "Blocked Account"). Borrowers shall execute all documents, endorse all instruments and perform all acts necessary for such payments to be deposited into the Blocked Account. Provided that no Event of Default shall have occurred and be continuing, Borrowers may withdraw any amounts deposited in the Blocked Account by transfer to their operating accounts or may elect by instructing the Blocked Account depository to transfer deposits by wire transfer to the cash collateral account maintained for Borrowers' account at Lender ("Cash Collateral Account") for application in reduction of outstanding Revolving Credit balances as provided below. Upon the occurrence and during the continuance of an Event of Default, all amounts deposited in the Blocked Account shall be automatically transferred on a daily basis by wire transfer to the Cash Collateral Account. Any remittance received by Lender in the Cash Collateral Account for the account of Borrowers will be credited to Borrowers' Loan Account as of the same day it is deposited in the Cash Collateral Account, providing it is received before Lender's established cut-off time for receipts. Funds shall be applied by Lender to reduce the outstanding Indebtedness under the Revolving Credit, with future advances to be made by Lender under the conditions set forth in this Section 2; provided, however, that so long as no Event of Default has occurred hereunder, in the event such funds transferred on any date to the Cash Collateral Account exceed the aggregate outstanding balance of Prime Based Loans, then the Prime Based Loans will be repaid only to the extent of the amount of the outstanding Prime Based Loans (Coast U.S. deposits shall be credited first to the Prime Based Loans maintained by Coast U.S., and Coast Canada deposits shall be credited first to the Prime Based Loans maintained by Coast Canada) and the excess of such funds shall be credited to Borrowers' Loan Account with Lender (but not in reduction of any LIBOR Based Rate Loans outstanding) or, provided such excess exceeds $100,000, at Borrowers' option, be credited to such other investment account with Lender as Borrowers may request. No remittance received by Lender shall constitute payment to Lender unless and until such remittance has actually been collected by Lender and credited to Lender's account. All funds transferred from the Cash Collateral Account shall, upon application to Borrowers' Obligations to Lender, reduce the Revolving Credit balance; provided, however, for the purpose of calculating interest, all funds received which are not deemed to be immediately available funds shall be subject to a two (2) Business Day clearance period from the time such funds are transferred to the Blocked Account. Borrowers shall have no right of access to or withdrawal from the Cash Collateral Account at any time.

                 (c)      (i)     Advances which may be made by Lender from
time to time under the Revolving Credit shall be made available for the use and benefit of Borrowers by crediting such proceeds to Borrowers' Loan Account with Lender.

                          (ii)    All advances subject to the Prime Rate Option
shall be requested by Coast on behalf of Coast U.S. under the Revolving Credit and must be requested by 12:00 p.m., Philadelphia time, on the date such advance is to be made to Mellon at its Asset Based Lending Division in Philadelphia, Pennsylvania. All advances subject to the LIBOR Rate Option or conversions from advances subject to the Prime Rate Option to the LIBOR Rate Option shall be requested by Coast on behalf of Coast U.S. and must be requested by 12:00 p.m. Philadelphia time, three Good Business Days prior to the date of such requested advance to Mellon at its Asset Based Lending Division in Philadelphia, Pennsylvania. All advances subject to the Canadian Prime Rate Option or the U.S. Base Rate Option shall be requested by Coast Canada under the Revolving Credit and must be requested by 11:00 a.m., Toronto time on the date such advance is to be made to Mellon Canada at its Toronto, Ontario office. Lender reserves its right to require Borrowers to provide a borrowing base certificate contemporaneously with each advance request provided that such requests from Lender shall not require Borrowers to provide borrowing base certificates more frequently than once per week. All requests or confirmation of requests for advances may be made by telephone, unless Lender has advised Borrowers that written requests are required, with the exception of requests or confirmation of requests for LIBOR Based Rate Loans, including, but not limited to, initial requests for the conversion of a Revolving Credit subject to Prime Rate Option to a LIBOR Based Rate Loan and rollovers of LIBOR Based Rate Loans, which shall always be in writing. Written requests or confirmation of requests may be sent by telecopy or facsimile transmission provided, however, that Lender shall have the right to require the receipt of such request not be effective until confirmed via telephone with Lender. Lender may require prompt written confirmation of any telephone request and additional back-up documentation, from time to time.
Each request or confirmation of a request for an advance shall be conclusively presumed to be made by a person authorized by Borrower to do so.

         2.5 Foreign Exchange Line: Lender hereby also establishes for the benefit of Coast Canada a foreign exchange line of credit ("Fx Line") under which Mellon Canada shall, at Coast Canada's request, subject to the terms and conditions hereof and so long as no Event of Default or any event which with the giving of notice or passage of time or both would become an Event of Default has occurred, make purchases of foreign currency on Coast Canada's behalf to assist Coast Canada with respect to foreign currency payments owing from time to time for Coast Canada's purchase of Inventory, as well as the payment of office expenses and freight expenses, all in the ordinary course of its business subject to the following:

                 (a) The Dollar equivalent of all foreign exchange contracts outstanding from time to time shall not exceed $2,000,000.

                 (b) No settlement date on any foreign exchange contract shall be later than one (1) year from the date such contract is created or later than five (5) days prior to the Revolving Credit Maturity Date.

                 (c) Coast Canada shall pay on demand all customary fees and charges assessed by Lender in connection with the creation, usage, amendment, extension, or termination of the Fx Line and any and all contracts created thereunder.

                 (d) Without limiting any other rights of Lender hereunder, a reserve under the Borrowing Base sublimits for Coast Canada shall be created and maintained equal to twenty percent (20%) of all outstanding foreign exchange contracts with a term of greater than three (3) months and also ten percent (10%) of all outstanding foreign exchange contracts with a term of three (3) months or less.

                 (e) The term of the Fx Line shall be identical to the term of the Revolving Credit and all terms and conditions of Section 2.1(c) shall be deemed applicable to the Fx Line as well as to the Revolving Credit.

                 (f) Borrowers shall indemnify, defend, pay, and hold harmless Lender for all losses, damages, obligations and liabilities suffered or incurred at any time by Lender, including without limitation costs and attorneys' fees, with respect to Coast Canada's failure to perform or satisfy its obligations with respect to any or all foreign exchange contracts under the Fx Line.

         2.6     Revolving Credit Interest:

                 (a) Prime Rate Option - Except as set forth below, the unpaid principal balance of cash advances under the Revolving Credit made by Mellon to Coast U.S., unless subject to the LIBOR Rate Option, shall bear interest, subject to the terms hereof, at the per annum rate equal to the Prime Rate ("Prime Rate Option"). Changes in the Prime Rate shall become effective on the same day as Mellon announces a change in its prime rate. Interest on Prime Based Loans shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the Closing Date.

                 (b)      LIBOR Rate Option:

                          (i)     Subject to the terms and conditions hereof
(including without limitation the provisions of Section 2.7(b) below), the unpaid principal balance of cash advances made by Mellon to Coast U.S. under the Revolving Credit may, at Coast U.S.'s option, bear interest at the LIBOR Based Rate ("LIBOR Rate Option"); provided that in no event may a LIBOR Based Rate Loan be less than $5,000,000 and that each LIBOR Based Rate Loan shall be requested in $100,000 increments; and provided further that no more than three
(3) LIBOR Based Rate Loans shall be outstanding at any one time.

                          (ii)    LIBOR Based Rate Loans shall be selected for
a period of either a one (1), three (3) or six (6) months' duration, as Coast, on behalf of Coast U.S., may elect, during which the LIBOR Based Rate is applicable ("LIBOR Interest Period"); provided, however, that (A) if the LIBOR Interest Period would otherwise end on a day which shall not be a Good Business Day, such LIBOR Interest Period shall be extended to the next succeeding Good Business Day, unless such Good Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Good Business Day subject to clause (C) below; (B) interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires; and (C) with respect to any LIBOR Interest Period which begins on the last Good Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last Good Business Day of a calendar month. Interest on a LIBOR Based Rate Loan shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the Closing Date provided that all remaining accrued and unpaid interest on each LIBOR Based Rate Loan must be repaid in full on the day the applicable LIBOR Interest Period expires. No LIBOR

Interest Period may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request that a new advance be a LIBOR Based Rate Loan, Coast U.S. may extend a LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan or may convert all or a portion of the Revolving Credit Loans subject to the Prime Rate Option to a LIBOR Based Rate Loan. If Coast U.S. fails to notify the Lender of the LIBOR Interest Period for a subsequent LIBOR Based Rate Loan at least three Good Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a loan subject to the Prime Rate Option at the end of the current LIBOR Interest Period for such outstanding LIBOR Based Rate Loan and shall accrue interest in accordance with Section 2.6(a) above.

                          (iii)   The LIBOR Rate may be automatically adjusted
by Mellon on a prospective basis (provided that such LIBOR Rate is similarly adjusted generally for the customers of Mellon borrowing funds with LIBOR Rate options) to take into account the additional or increased cost actually incurred by Mellon to maintain any necessary reserves for Eurodollar deposits or increased costs actually incurred by Mellon due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding any such changes that have resulted in a payment pursuant to Section 2.12 hereof, that increase the cost to Mellon of funding the LIBOR Based Rate Loan. Mellon shall promptly give Coast U.S. notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment absent manifest error.

                          (iv)    In the event that Coast, on behalf of Coast
U.S., shall have requested the LIBOR Rate Option in accordance with Section 2.6(b) and Mellon shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of the LIBOR Based Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by Coast U.S. during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBOR Interest Period, Mellon shall promptly give notice of such determination to Coast U.S. that the rate based on the LIBOR Rate is not available. A determination by Mellon hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the right of Coast U.S. to select, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the LIBOR Rate shall be suspended until Mellon shall have notified Coast U.S. that such conditions shall have ceased to exist, and (B) the advances under the Revolving Credit subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.6(a) above.

                          (v)     In the event that, as a result of any changes
in applicable law or regulation or the interpretation thereof, it becomes unlawful or impractical for Mellon to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the LIBOR Based Rate, then Mellon shall immediately notify Coast U.S. thereof and Mellon obligations to make, convert to, or maintain a LIBOR Based Rate Loan at the LIBOR Based Rate shall be suspended until such time as Lender may again cause the LIBOR Based Rate to be applicable to any LIBOR Based Rate Loans. During such suspension all Loans under the Revolving Credit subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.6(a) above. Promptly after becoming aware that it is no longer unlawful for Mellon to maintain such Eurodollar liabilities, Mellon shall notify Coast U.S. thereof and such suspension shall cease to exist.

                 (c) Canadian Prime Rate Option. The unpaid principal balance of cash advances under the Revolving Credit made by Mellon Canada to Coast Canada in Canadian Dollars as requested from time to time by Coast Canada hereunder shall bear interest, subject to the terms hereof, at the per annum interest rate equal to the Canadian Prime Rate ("Canadian Prime Rate Option"). Changes in the Canadian Prime Rate shall become effective on the same day as Mellon Canada announces a change in the Canadian Prime Rate. Interest on Canadian Prime Rate Loans shall be due and payable in arrears on the first day of each calendar month commencing the first full calendar month following the Closing Date.

                 (d) U.S. Base Rate Option. The unpaid principal balance of cash advances under the Revolving Credit made by Mellon Canada to Coast Canada in Dollars as requested from time to time by Coast Canada hereunder shall bear interest, subject to the terms hereof, at the per annum interest rate equal to the U.S. Base Rate ("U.S. Base Rate Option"). Changes in the U.S. Base Rate shall become effective on the same day as Mellon Canada announces a change in the U.S. Base Rate. Interest on U.S. Base Rate Loans shall become due and payable in arrears on the first day of each calendar month commencing the first full calendar month following the Closing Date.

         2.7     Additional Interest Provisions:

                 (a) Calculation of Interest: Interest on Prime Rate Loans and LIBOR Rate Loans shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed; interest on Canadian Prime Rate Loans and U.S. Base Rate Loans shall be based on a three hundred sixty-five (365) day year and charged for the actual number of days elapsed.

                 (b) Limitation on LIBOR Based Rate Loans: Upon the occurrence and during the continuance of an Event of Default, the LIBOR Rate Option shall not be available and all outstanding LIBOR Based Rate Loans shall be converted to Prime Based Loans, which right is independent of Lender's rights under Section 2.7(c) and any other rights of Lender.

                 (c) Default Rate: After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all Loans, regardless of the rate option, shall be increased to a rate equal to two (2%) percentage points in excess of the applicable interest rate.

                 (d) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans, regardless of the rate option, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                 (e) Applicable Interest Limitations: In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

         2.8 Letters of Credit: As a sublimit under the Revolving Credit and subject to the Borrowing Base, Lender hereby establishes for the benefit of Borrowers a letter of credit facility ("LC Facility") under which Lender may extend to Coast U.S. credit in the form of standby letters of credit and/or merchandise letters of credit, and to Coast Canada in the form of standby letters of credit, up to a maximum aggregate principal amount of $2,000,000 outstanding at any one time, with the face amount of undrawn Letters of Credit reducing the Borrowing Base availability attributable to Coast U.S. or Coast Canada depending upon the Borrower requesting the Letter of Credit. No standby letter of credit will be issued with an expiry date later than twelve months after issuance and no merchandise letter of credit will be issued with an expiry date later than 120 days after issuance; provided however, that unless Lender consents otherwise in writing, no letter of credit shall be issued with an expiry date after five (5) days prior to the Revolving Credit Maturity Date. All amounts drawn under any letter of credit issued under the LC Facility shall be due and payable on demand. Borrowers shall execute form time to time, all letter of credit agreements and other documents required by Lender for such purpose. Upon termination of this Agreement, Borrowers shall immediately provide Lender with cash collateral in an amount equal to the aggregate amount of any and all letters of credit which remain outstanding as of such time. Any and all such merchandise and standby letters of credit shall be issued pursuant to the terms and conditions of Lender's standard form Continuing Letter of Credit Agreement, a copy of which is attached hereto as Exhibit 2.8, which the Borrowers shall be required to execute in favor of Lender. Immediately upon the termination of this Agreement, Borrowers agree to cause to be delivered to Lender releases for all of Lender's obligations under the then outstanding merchandise and standby letters of credit.

         2.9     Fees:

                 (a) Commitment Fee: Borrowers have paid to Lender a Commitment Fee in the amount of $100,000 upon execution of that certain Commitment Letter dated April 11, 1995, which fee was fully earned and non-refundable as of such date.

                 (b) Unused Line Fee: So long as the Revolving Credit is outstanding and has not been terminated, Borrowers shall unconditionally pay to Lender, a non-refundable fee

("Unused Line Fee") equal to one eighth of one percent (.125%) per annum of the average daily unused portion of the Maximum Credit Limit. Such fee shall be computed based on a year of 360 days, counting the actual number of days elapsed and paid on a monthly basis, in arrears, on the first day of each calendar month following the month for which such computation is made, beginning on the first day of the first calendar month after the Closing Date.

                 (c) Termination Fee: Borrowers may terminate the Revolving Credit prior to the Revolving Credit Maturity Date, provided that Borrowers may only effect such termination on at least 90 days prior written notice to Lender, and, if such termination occurs prior to May 31, 1998, Borrowers shall pay to Lender a prepayment premium ("Termination Fee") in an amount equal to the greater of (i) $300,000 or (ii) one percent (1%) of the average outstanding Obligations during the twelve (12) month period immediately preceding the date of termination, as well as make full payment of all outstanding Obligations, in which case any and all commitments of Lender hereunder shall cease.

                 (d) Letter of Credit Fees: Borrowers shall pay to Lender upon issuance, Letter of Credit Fees equal to one and one-half percent (1.5%) per annum times the average daily balance of the face amount of each standby Letter of Credit and each merchandise Letter of Credit outstanding under the LC Facility for the prior month. In addition, Borrowers shall also pay all of Lender's standard charges for the issuance, amendment, extension and cancellation of such Letters of Credit. All such fees are collectively referred to as the "Letter of Credit Fees".

                 (e) Audit Fee: Post-closing, Borrowers shall reimburse Lender for all out-of-pocket costs and expenses incurred by Lender in conducting field examinations, up to a maximum reimbursable amount of $10,000 per calendar year, provided that no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, there shall be no limitation on Borrowers' reimbursement obligation under this subsection 2.9(e).

         2.10    Prepayments:

                 (a) LIBOR Based Rate Loans: No portion of the LIBOR Based Rate Loans may be prepaid at any time except if the Borrowers first satisfy in full their Obligations under Section 2.11 below arising from such prepayment and subject to Section 2.9(b) and Section 2.9(c) above (if applicable).

                 (b) Prime Based Loans: Subject to Sections 2.9(b) and 2.9(c), Prime Based Loans may be prepaid at any time and from time to time in whole or in part without premium or penalty.

         2.11    Indemnity/Loss of Margin:

                 (a) Borrowers shall indemnify, defend and hold harmless Lender against any and all loss, liability, cost or expense Lender may sustain or incur as a consequence of (i) any failure of Borrowers to obtain, convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Lender or (ii) any payment, prepayment, termination or conversion of a LIBOR Based Rate Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period.
Borrowers shall pay the full amount thereof to Lender, on demand by Lender.

                 (b) In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, Lender and the result of any of the foregoing is to increase the costs of Lender, reduce the income receivable by or return on equity of Lender or impose any expense upon Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Lender shall so notify Borrowers in writing. Upon notice from Lender, Borrowers agree to pay Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Lender's calculation of the amount (in determining such amount Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. In the event that a participant in this credit, other than Lender, exercises any rights it may have under this Section 2.11(b), Borrowers shall have the option to replace such participant with another financial institution (acceptable to Lender) who will purchase all (but not part) of such participant's pro rata share of this credit facility on terms acceptable to Lender. Such participant shall be required to assign and transfer to the financial institution obtained by Borrowers, pursuant to an agreement reasonably satisfactory to such participant and without representation, warranty or recourse, its respective pro rata share in this credit facility in exchange for full payment of the outstanding balance thereof, with accrued interest and unpaid fees.

         2.12 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender's capital with regard to the Loans and/or its Obligations hereunder is reduced to a level below that which Lender could have achieved but for such circumstances taking into account Lender's policies regarding capital adequacy, then in such case and upon notice from Lender to Borrowers, from time to time, Borrowers shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in its rate of return. Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrowers. In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable. In the event that a participant in this credit, other than Lender, exercises any rights it may have under this

Section 2.12, Borrowers shall have the option to replace such participant with another financial institution (acceptable to Lender) who will purchase all (but not part) of such participant's pro rata share of this credit facility on terms acceptable to Lender. Such participant shall be required to assign and transfer to the financial institution obtained by Borrowers, pursuant to an agreement reasonably satisfactory to such participant and without representation, warranty or recourse, its respective pro rata share in this credit facility in exchange for full payment of the outstanding balance thereof, with accrued interest and unpaid fees.


         2.13 Use of Proceeds: The proceeds of the Loans shall be used to provide working capital and for other general corporate purposes not prohibited by this Agreement.

         2.14 Existing Loan Agreement: This Agreement and the other Loan Documents amend and restate all notes, agreements or documents heretofore evidencing or securing the Existing Indebtedness. The execution and delivery of this Agreement and the other Loan Documents, however does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness. All of Lender's obligations to Borrowers with respect to loans or advances to be made concurrently herewith or hereafter the date hereof are set forth in this Agreement. All liens and security interests previously granted to Lender pursuant to the Existing Loan Documents are acknowledged and reconfirmed, remain in full force and effect and are not intended to be released, replaced or impaired.


                             SECTION 3.  COLLATERAL

         3.1 Description: As security for the payment of Borrowers' Obligations to Lender, Borrowers hereby confirm the prior grant of, and assign and grant to Lender, a continuing first (subject to any existing liens thereon, as shown on Exhibit 5.4A hereto and liens permitted under Section 6.20(c) below) lien on, security interest in, or mortgage lien upon the following property (the "Collateral"):

                 (a) Accounts, Contract Rights, Inventory, Etc. - All of Borrowers' existing and future Accounts, accounts receivable, notes receivable, contract rights, Inventory (including supplies), Chattel Paper, Documents, Instruments;

                 (b) General Intangibles - All of Borrowers' existing and future general intangibles of every kind and description, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, copyrights, trademarks, trade names, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records data;

                 (c) Equipment - All of Borrowers' existing and future Equipment, machinery, vehicles, furniture and Fixtures (except vehicles or equipment leased to

Borrowers), wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

                 (d) Bank Accounts - All bank accounts, including without limitation, deposit accounts;

                 (e) Property in Lender's Possession - All Property of Borrowers now or hereafter in Lender's possession, including deposit and other accounts; and

                 (f) Proceeds - The proceeds (including without limitation, insurance proceeds) of all of the foregoing.

         3.2 Lien Documents: At Closing and thereafter as Lender deems necessary, Borrowers shall execute and deliver to Lender, or shall have executed and delivered to Lender (all in form and substance satisfactory to Lender):

                 (a) Financing Statements - Financing statements pursuant to the applicable Uniform Commercial Code or comparable provisions of the laws of Canada and its provinces, which Lender may file in any jurisdiction in the United States or Canada where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; and

                 (b) Other Agreements - Any other agreements, documents, instruments and writings to evidence, perfect or protect Lender's lien and security interest in the Collateral required hereunder or as Lender may request from time to time.

         3.3 Other Actions: In addition to the foregoing, Borrowers shall do anything further that may be reasonably and lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of blocked account agreements, continuation statements, amendments to financing statements, and any other documents required hereunder. At Lender's request, Borrowers shall also immediately deliver to Lender all notes, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral where perfection can be effected by or is required for possession.

         3.4 Searches: Borrowers shall, prior to or at Closing, and thereafter, all at its expense, obtain and deliver to Lender (or if obtained by Lender, pay Lender for) the following searches against Borrowers (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

                 (a) Uniform Commercial Code or similar searches with the Secretary of State or comparable provincial office, as the case may be, and local filing office of each state or province where any Borrower maintains its executive offices, a place of business or assets;

                 (b) Judgment, federal tax lien and corporate tax lien searches, in each state searched under subparagraph (a) above; and

                 (c) Good standing certificates showing Borrowers to be in good standing in their state of incorporation and in each other state in which it is doing and presently intends to do business for which qualification is required.

         3.5 Landlords' Waivers: If requested by Lender, Borrowers shall use their best efforts to cause each owner, landlord and/or warehouseman of any premises occupied by Borrowers to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) subordinate its/his/their interests in and waive its/his/their right to distrain on or foreclose against the Collateral.

         3.6 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing, statement.

         3.7 Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of any Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to any Borrower and constitute collections on Borrower's Accounts; (2) execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder; and (3) do such other and further acts and deeds in the name of Borrowers that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in the Collateral.

         3.8 Amendment to Intercreditor: The Intercreditor Agreement among Coast, C/P, United Sales, Mellon, and Mass Mutual dated March 15, 1988, as amended to date, shall be further amended, to the satisfaction of Lender, to reflect the execution and delivery of this Agreement and the terms and conditions hereof.


            SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

         Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance reasonably satisfactory to Lender and Lender's counsel):

         4.1 Resolutions, Opinions, and Other Documents: Borrowers shall have delivered to Lender or Lender shall have otherwise received the following:

                 (a)      this Agreement and the Revolving Credit Note;

                 (b) each document and agreement required to be executed by Borrowers or by any other Person under any provision of this Agreement or any related agreement;

                 (c) certified copies of (i) resolutions of Borrowers' boards of directors authorizing the execution of this Agreement, the Revolving Credit Note and each document required to be delivered by any Section hereof and (ii) each Borrower's Certificate of Incorporation and By-Laws;

                 (d) an incumbency certificate for each Borrower identifying the Authorized Officers, with specimen signatures;

                 (e) a written opinion of Borrowers' independent counsel addressed to Lender;

                 (f) such financial statements, reports, certifications and other operational information as Lender may require including without limitation an initial Borrowing Base certificate;

                 (g) all documents and agreements required with respect to the Collateral, including without limitation, UCC financing and/or continuation statements, if any;

                 (h) a collateral field examination of Coast Canada performed by Lender, the results of which shall be satisfactory to Lender, with that portion of the Borrowing Base to be contributed by Coast Canada supported by such collateral field examination;

                 (i) the consent of Mass Mutual to the transactions contemplated by this Agreement and an amendment to the Intercreditor Agreement between Mass Mutual and Lender;

                 (j) revised tri-party agreements from Blocked Account depositories reflecting this Agreement in form and substance, and from depositories, acceptable to Lender;

                 (k) with respect to Coast Canada, the insurance certificates and certified copies of policies required by Section 6.2(b) hereof, along with a 438 BFU Lender's Loss Payable Endorsement, or comparable Canadian insurance industry endorsement, naming Lender as sole loss payee, all in form and substance acceptable to Lender;

                 (l) in form and substance satisfactory to Lender, consolidated and consolidating financial projections of Borrowers for their 1995 fiscal year, including, without limitation, balance sheet, profit and loss statement, statement of cash flows and availability projections, accompanied by a certificate, dated as of the Closing Date, of the chief financial officer of Borrowers, stating that the 1995 financial projections represent the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate; and

                 (m)      such other documents as Lender may reasonably require.

         4.2 Absence of Certain Events: At the Closing Date, (as hereinafter defined) no Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default hereunder.

         4.3 Material Adverse Change: At the Closing Date, no event shall have occurred which Lender determines has or shall have a material adverse effect on (i) the financial condition, Property, business or operations of either of Coast U.S. or Coast Canada, or the ability of either of Coast U.S. or Coast Canada, to perform their obligations under any of the Loan Documents to which any Borrower is a party, or (ii) the projections for financial performance of Coast U.S.'s and Coast Canada's business, taken as a whole, as set forth in any of the documents or papers furnished to Lender by any Borrower or its representatives.

         4.4 Warranties and Representations at Closing: The warranties and representations contained in Section 5, as well as any other section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

         4.5 Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by Borrower before or at the Closing Date, including, without limitation, the provisions of Section 5.1 hereof.

         4.6 Officer's Certificate: Lender shall receive a certificate dated the Closing Date and signed by the chief executive officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

         4.7 Closing: Subject to the conditions of this Section, the Revolving Credit shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at such place as may be requested by Lender.

         4.8 Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Lender does not thereby waive breach of any warranty or representation made by Borrower hereunder or any other Loan Document or the Existing Loan Documents, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.


                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

         Borrowers warrant, jointly and severally, and represent to Lender that:

         5.1     Corporate Organization and Validity:

                 (a) Each Borrower is a corporation duly organized and validly existing under the laws of its state or province of incorporation, is duly qualified, is validly existing and in good standing and has the requisite corporate power and authority to engage in the business it conducts in each state and each foreign country where the nature and extent of its business requires qualification except where the failure to so qualify would not have a material adverse effect on the business, Properties or financial condition of such Borrower or the ability of such Borrower to perform under this Agreement. A list of its state of incorporation and all states and other jurisdictions where each Borrower is qualified to do business is attached hereto as Exhibit 5.1 and made a part hereof.

                 (b) The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate any law, government rule or regulation applicable to Borrowers, or the charter, minutes or bylaw provisions of any Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any Borrower is a party, or by which it is bound. Each Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound or of its charter, minutes or its bylaws which violation could have a material adverse effect on the Collateral or on the financial condition, Property, business or operations of Coast U.S. and Coast Canada, taken as a whole.

                 (c) Each Borrower has all requisite corporate power and authority to enter into and perform this Agreement and to incur the Obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

                 (d) This Agreement, the Revolving Credit Note and all other Loan Documents required to be executed and delivered by the Borrowers hereunder, when delivered, will be valid and binding upon the Borrowers and enforceable against the Borrowers in accordance with their respective terms, subject to bankruptcy and other laws affecting creditors' rights generally.

         5.2 Place of Business: The only places of business of Borrowers, and the places where they keep and currently intend to keep their Property and records concerning their Property, are at the addresses listed in Exhibit 5.2 attached hereto and made part hereof.

         5.3 Pending Litigation: Except as shown on Exhibit 5.3 attached hereto and made a part hereof, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of any Borrower threatened, against or affecting any Borrower in any court or before any governmental authority or arbitration board or tribunal, none of which may materially and adversely affect the business, Property, or financial condition of Coast U.S. and Coast Canada, taken as a whole, or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement. No Borrower is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, the effect of which would materially and adversely affect the business, Property or financial condition of Coast U.S. and Coast Canada, taken as a whole, or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement.

         5.4 Title to Properties: Each Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for those Liens set forth on Exhibit 5.4A attached hereto and made part hereof. Notwithstanding the above and in order to secure up to a $23,500,000 obligation (the "Mass Mutual Subordinated Debt"), Borrowers may grant a security interest in favor of Mass Mutual or other lender reasonably acceptable to Lender in all Borrowers' personal property, whether now existing or hereafter acquired, provided that an agreement executed by Mass Mutual or such other lender whereby, inter alia

                 (a) Mass Mutual or such other lender agrees that its security interest in any and all now existing or hereafter acquired personal or real property of Borrowers and all proceeds therefrom is subordinate to the security interest of Lender;

                 (b) Mass Mutual or such other lender agrees that Lender shall be vested with the exclusive power to exercise rights and remedies with respect to the Collateral and it shall refrain from exercising any such rights or remedies except, however, it shall be entitled to exercise rights and remedies if it does not receive periodic, scheduled payments to which it is entitled for a period of five consecutive months and no default under this Agreement exists upon which Lender has not waived or agreed to forebear; and

                 (c) The terms and conditions of the Borrowers' agreements with Mass Mutual or such other lender are (except as provided herein) otherwise consistent with those contained in the term sheet attached hereto as Exhibit 5.4B and made a part hereof.

         5.5 Patents and Trademarks: Borrowers exclusively own or possess all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others. A list of all recorded patents, patent applications, trademarks, trademark applications and copyrights owned or otherwise possessed by Borrowers (indicating the nature of Borrowers' interest) - as well as all outstanding franchises and licenses given by or held by Borrowers, is attached hereto as
Exhibit 5.5, and made part hereof. Borrowers are not in default in any material respect of any obligation or undertaking with respect to such property or rights. If requested by Lender, Borrowers shall provide collateral assignments of any such patents, copyrights or trademarks in form and substance acceptable to Lender and sufficient for filing with the appropriate governmental office.

         5.6 Governmental Consent: Neither the nature of any Borrower or of any Borrower's business or Property, nor any relationship between any Borrower and any other Person, nor any circumstance affecting any Borrower in connection with this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of any Borrower in conjunction with the execution and delivery of this Agreement or other Loan Documents.

         5.7 Taxes: All tax returns required to be filed by Borrowers in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrowers, or upon any of their Property, income or franchises, which are due and payable have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. Borrowers are not aware of any proposed additional tax assessment or tax to be assessed against or applicable to any Borrower.

         5.8 Financial Statements: The consolidated annual audited financial statements, including balance sheet and income statement of Borrowers as of December 31, 1994, accompanied by reports thereon from Borrowers' independent certified public accountants and the reviewed interim financial statements of Borrowers dated March 31, 1995 (complete copies of which have been delivered to Lender), have been prepared in accordance with GAAP, and present fairly the financial position of the Borrowers as of such dates and the results of its operations for such periods. The fiscal year of all Borrowers ends on December 31. Borrowers' federal tax identification number(s) are:

                 Borrower                                           Federal Tax Identification Number
                 --------                                           ---------------------------------
                 Coast                                                       94-2490990
                 United Sales                                                75-1457339
                 C/P                                                         35-1155917
                 Mohawk                                                      14-1505359
                 Coast Canada                                                WCX 084690

                 5.9 Full Disclosure: Neither the financial statements referred to in Section 5.8, nor this Agreement or the other Loan Documents or any written statement furnished by Borrowers to Lender in connection with the negotiation hereof and contained in any financial statements or documents relating to the Collateral contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein in light of the circumstances when made not misleading. There is no fact known to any executive officer of any Borrower which Borrowers have not disclosed to Lender in writing, which materially affects adversely or may materially affect adversely the Property, business or financial condition or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform this Agreement.

         5.10 Subsidiaries: Except as set forth on Exhibit 5.10 hereto, and except for United Sales, C/P, Mohawk and Coast Canada being wholly-owned subsidiaries of Coast, no Borrower has Subsidiaries or corporate Affiliates.

         5.11    Guarantees, Contracts, etc.:

                 (a) Borrowers do not own or hold any equity or long term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person except as described in Exhibit 5.11, attached hereto and made part hereof.

                 (b) Borrowers are not a party to any contract or agreement, or subject to any charter or other corporate restriction, which presently materially and adversely affects the business of Coast U.S. and Coast Canada, taken as a whole.

                 (c) Except as otherwise specifically provided in this Agreement, Borrowers have not agreed or consented to cause or permit any of their Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

         5.12    Government Regulations, etc:

                 (a) The use of the proceeds of the Loans and Borrowers' issuance of the Revolving Credit Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrowers do not own or intend to carry or purchase any "margin security" within the meaning of said Regulations.

                 (b) Borrowers have obtained all licenses, permits, franchises or other authorizations necessary to the ownership of their Property and to the conduct of their business, which violation or failure to obtain is reasonably likely to materially adversely affect the business, Properties or financial condition of Coast U.S. and Coast Canada, taken as a whole, or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement.

                 (c) As of the date hereof, no Employee Benefit Plan, as defined in Section 3(2) of ERISA, (other than a multi-employer plan described in Section 3(37) of ERISA) maintained by any Borrower or under which any Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a Prohibited Transaction under ERISA or the Internal Revenue Code, or (iv) has been terminated. No Borrower has assumed, or received notice of a claim asserted against any Borrower, for, withdrawal liability (as defined in the Multiemployer Pension Plan Amendments Act of 1980, as amended) with respect to any multiemployer pension plan and is not a member of any Controlled Group (as defined in ERISA). Each Borrower has timely made all contributions when due with respect to any multiemployer pension plan in which it participates and no event has occurred triggering a claim against borrower for withdrawal liability with respect to any multiemployer pension plan in which such Borrower participates. The foregoing shall be read to include comparable provisions of the laws of Canada and of British Columbia, Alberta, Ontario and Quebec with respect to Coast Canada.

                 (d) No Borrower is in violation of any applicable statute, regulation or ordinance of the United States of America, Canada, or of any state, province, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, (including without limitation, environmental laws and regulations), which is reasonably likely to materially and adversely affect the business, Property, or financial condition or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement.

                 (e) Each Borrower is current with all reports and documents required to be filed with any state, provincial federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

         5.13 Business Interruptions: Within five (5) years prior to the date hereof, neither the business, Property or operations of any Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America or Canada, or any state, province or local government, or any political subdivision or agency thereof, directed against any Borrower. There are no pending or threatened to Borrowers' knowledge labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by any Borrower.

         5.14 Names: Within five (5) years prior to the Closing Date, no Borrower, or any predecessor into or with which any Borrower has merged or consolidated, has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Exhibit 5.14, attached hereto and made part hereof. Each Borrower is the sole owner of all names listed on such Exhibit 5.14 and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices. Each trade name of a Borrower represents a division or subsidiary, affiliated, or independent entity.

         5.15 Other Associations: No Borrower is engaged in any joint venture or partnership with any other Person except as described on Exhibit
5.15 hereto and made part hereof.

         5.16 Environmental Matters: No Borrower has knowledge except as disclosed on Exhibit 5.16 attached hereto and made part hereof:

                 (a) of the presence of any Hazardous Substances on any of the real property on which the Collateral is located, or

                 (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, or

                 (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring at other real properties as a result of the activities or omissions of any Borrower or for which any Borrower is reasonably likely to be held responsible, or

                 (d) of any notice, summons, citation or other written communication sent to any Borrower from any state, provincial or federal agency concerning any intentional or unintentional action or conduct, inaction or omission, past or present which is or may be in violation of any state, provincial or federal environmental law, rule or regulation.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

         5.17 Regulation O: No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms "director" (when used with reference to Lender), executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

         5.18 Capital Stock: As of the date hereof, the authorized and outstanding capital stock of each Borrower is as set forth on Exhibit 5.18 attached hereto and made part hereof. All such capital stock of each Borrower has been duly and validly authorized and issued and is fully paid and nonassessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and provincial and the rules and regulations of all regulatory bodies thereto governing the sale and delivery of securities. Except for the rights, obligations and transactions set forth in Exhibit 5.18, as of the date hereof, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any person with respect to the shares of capital stock of such Borrower. Further, as of the date hereof, no Borrower has issued any securities convertible into or exchangeable for shares of its capital stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares except as set forth on Exhibit 5.18.

         5.19 Solvency: Each Borrower is solvent and able to pay its debts as they become due, has sufficient capital to carry on its business operations, and presently owns property having a fair saleable value which is greater than the amount required to pay all of such Borrower's debts as they become due.


                        SECTION 6.  BORROWER'S COVENANTS

         Borrowers covenant, jointly and severally, that until all of Borrowers' Obligations to Lender are paid and satisfied in full and Lender has no further obligation to or for the benefit of Borrowers hereunder:

         6.1 Payment of Taxes and Claims: Each Borrower shall pay, before they become delinquent,

                 (a) all taxes, assessments and governmental charges or levies imposed upon it or upon the Collateral, and

                 (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, which, if unpaid, might result in the imposition of a Lien upon its Property;

provided, however, that Borrowers shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrowers, and if Borrowers shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as Borrowers' title to, and its right to use, the Collateral are not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially and adversely affected, altered or impaired thereby.

         6.2     Maintenance of Properties and Corporate Existence:

                 (a) Property - Each Borrower shall maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by such Borrower, where the failure to do any of the foregoing would have a material adverse effect on the Borrowers' ability to perform their obligations hereunder.

                 (b) Property Insurance - Each Borrower shall maintain insurance on all insurable tangible Collateral against fire, flood, casualty and such other hazards as may be reasonably required by Lender in such amounts, with such deductibles and with such insurers as may be acceptable to Lender in its reasonably judgment. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrowers. At or prior to Closing, each Borrower shall furnish Lender with certificates of insurance, to be promptly followed by, duplicate original policies of insurance, or such other evidence of insurance, as Lender may require. In the event a Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for such Borrower, but such Borrower shall continue to be liable for the same. Each Borrower hereby appoints Lender as such Borrower's attorney-in-fact, exercisable at Lender's option, to endorse any check which may be payable to such Borrower in order to collect the proceeds of such insurance and any amount or amounts received or collected by Lender pursuant to the provision of this paragraph may be applied by Lender, in its sole discretion, to any liabilities owing by such Borrower to Lender or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its sole but reasonable judgment after consultation with such Borrower, may from time to time determine.

                 (c) Public and Products Liability Insurance - Each Borrower shall maintain public liability and products liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

                 (d) Financial Records - Each Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

                 (e) Corporate Existence and Rights - Except for mergers permitted pursuant to Section 6.4(b) hereof, each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

                 (f) Compliance with Law - No Borrower shall be in violation of any laws, ordinances, governmental rules and regulations to which it is subject, or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain is reasonably likely to materially adversely affect the business, Property or financial condition or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement.

                 (g) Collection of Accounts - Each Borrower shall continue to collect its Accounts in the ordinary course of its business subject to the provisions hereof.

         6.3 Places of Business: Borrowers shall not, without the prior written consent of Lender, change the location of any of their places of business, the places where their records concerning their Accounts are kept, the places where the Collateral is kept, or establish any new, or discontinue any, existing places of business.

         6.4     Merger, Consolidation, Dissolution or Liquidation:

                 (a) No Borrower shall without Lender's prior written consent sell, lease, license, transfer or otherwise dispose of its Property, other than (i) inventory sold or cash expended (which is not otherwise prohibited hereunder) in the ordinary course of such Borrower's business, (ii) obsolete, unused or unneeded Equipment sold to bona fide purchasers for fair value up to a limit of $200,000 in the aggregate for Borrowers during any twelve month period provided all cash proceeds shall be immediately paid to Lender

                 (b) No Borrower shall merge, amalgamate or consolidate with any other person, or commence a dissolution or liquidation without the prior written consent of Lender (except for (i) a merger between or among Borrowers, or (ii) any other merger otherwise in compliance with Section 6.5 hereof, provided Coast is the surviving entity if involved in the merger and Lender is given prior notice thereof).

                 (c) No Borrower shall permit its name to be changed without at least thirty (30) days prior written notice to Lender.

         6.5     Acquisitions; Transaction With Affiliates or Subsidiaries:
Borrower may, from time to time, directly or indirectly, make or own beneficial interests in (including stock, partnership interests, or other securities of), or make loans, advances, or capital contributions to, any Person as agreed upon from time to time among Borrowers and Lender, with the consent of Lender not being unreasonably withheld or delayed, or enter into transactions including, without limitation the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary (each, an "Investment") provided that (i) Cash Flow, as defined in Section 6.18(c) below, is greater than zero, (ii) no Event of Default has occurred, (iii) Borrowers will maintain during the ninety (90) day period following any such Investment, and after giving effect to the Investment, a minimum average Borrowing Base availability of at least $2,000,000 and a minimum Borrowing Base availability of at least $1,000,000, and (iv) Mass Mutual consents to the transaction if such consent is required by the terms of any agreement between any Borrower and Mass Mutual; and provided further, however, that the Borrowers provide Lender with at least thirty (30) days prior written notice of any such acquisition. (An "Affiliate" means any entity which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Borrower. Control may be by ownership, contract, or otherwise).

         6.6 Liens and Encumbrances: Borrowers shall not (i) cause or permit or (ii) agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), their Property (including, without limitation, the Collateral) whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except:

                 (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

                 (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation unemployment insurance, social security and other like laws and in connection with leases or trade contracts;

                 (c) Existing liens described in Section 5.4 or on Exhibit 5.4A hereto; and

                 (d)      Liens permitted under Section 6.20(c) below.

         6.7 Business Conducted: Borrowers shall continue in the business presently operated by them using their best efforts to maintain their customers and goodwill. Borrowers shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by them immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

         6.8 Guarantees, Prepayments: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrowers shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person. Except as permitted by Section
6.20 hereof, Borrowers shall not make any prepayments on any present or future Indebtedness to any Person, without Lender's prior written consent.

         6.9 Litigation: Borrowers shall give immediate notice to Lender of any litigation affecting any Borrower if the amount claimed is not covered by insurance and is more than $100,000, and of any attachment, judgment, lien or levy or order which may be placed on or assessed against or threatened against a Borrower, the Collateral or any other property of a Borrower which, on an individual basis, is in excess of $100,000 or, in the aggregate, exceeds $200,000.

         6.10 Use of Lender's Name: Borrowers shall not use Lender's name (or the name of any of Lender's affiliates) in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrowers to make any contract on behalf of Lender.

         6.11 Issue Taxes: Borrowers shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the Loans, and the recording of any lien documents. The Obligations of Borrowers under this Section shall survive the payment of Borrowers' Obligations under this Agreement and the termination of this Agreement.

         6.12 Employee Benefit Plans: Borrowers will (a) fund all their Employee Benefit Plans in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Lender, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Employee Benefit Plans, or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Employee Benefit Plans, and (3) promptly advise Lender of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) - Prohibited Transaction with respect to any such Employee Benefit Plan(s) and the action which Borrowers propose to take with respect thereto. Borrowers will make all contributions when due with respect to any multiemployer pension plan in which they participates and will promptly advise Lender (i) upon their receipt of notice of the assertion against a Borrower of a claim for withdrawal liability, (ii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would trigger the assertion of a claim for withdrawal liability against a Borrower, and (iii) upon the occurrence of any event which, to the best of Borrowers' knowledge, would place a Borrower in a Controlled Group as a result of which any member (including a Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent. The foregoing shall be read to include comparable provisions of the laws of Canada and of British Columbia, Alberta, Ontario and Quebec with respect to Coast Canada.

         6.13 Submission of Collateral Documents: Borrowers will, on demand, make available to Lender shipping and delivery receipts evidencing the shipment of the goods that gave rise to an Account, completion certificates or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the invoice for each Account and copies of any written contract or order from which an Account arose. Borrowers shall promptly notify Lender if an Account becomes evidenced or secured by an Instrument or Chattel Paper and upon request of Lender, will promptly deliver any such instrument or Chattel Paper to Lender.

         6.14 Returned Goods: Borrowers will promptly advise Lender whenever an Account Debtor refuses to retain or returns any goods exceeding $25,000 in value from the sale of which an Account arose and will comply with any reasonable instructions that Lender may give regarding the sale or other disposition of such returns.

         6.15 Governmental Contracts: Borrowers will immediately notify Lender if any Account in excess of $10,000 arises out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and take any steps required by Lender so that all monies due and to become due under such Contract shall be assigned to Lender and notice thereof given to the government under the Federal Assignment of Claims Act.

         6.16 Warranties for future Advances: Each request by a Borrower for an advance under the Revolving Credit in any form, including without limitation, issuance of letters of credit, shall constitute an automatic representation and warranty by all Borrowers, jointly and severally, to the effect that:

                 (a) No Event of Default, or event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, then exists;

                 (b) Each advance is within and complies with the terms and conditions of this Agreement; and

                 (c) Each representation and warranty set forth in Section 5 of this Agreement is then true and correct in all material respects, except for changes in the ordinary course of business not inconsistent with the terms of the Loan Documents.

         6.17    Miscellaneous Covenants:

                 (a) Borrowers shall not become or be a party to any contract or agreement which impairs Borrowers' ability to perform under this Agreement, or under any other instrument, agreement or document to which a Borrower is a party or by which it is or may be bound.

                 (b) Borrowers shall not carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

         6.18 Financial Covenants: Borrowers shall comply, on a consolidated basis, with the following financial covenants:

                 (a) Net Income: (i) Commencing with Borrowers' fiscal year ending December 31, 1996, during the Revolving Credit Term no two (2) consecutive fiscal years shall show a Net Loss; provided, however, that the Net Loss in any fiscal year shall not exceed $3,000,000; and (ii) Borrowers Net Income for their fiscal year ending December 31, 1995 shall not be less than $2,000,000.

                 (b) Senior Debt to Tangible Net Worth: The ratio of Borrowers' total Indebtedness (less subordinated Indebtedness of Mass Mutual and other Indebtedness subordinated to the Obligations in a manner acceptable to Lender) to Borrowers' Tangible Net Worth, measured on a quarterly basis, shall not exceed:

                          Fiscal Quarter Ending                              Ratio
                          ---------------------                              -----
                          March 31 and June 30
                          of each fiscal year                                1.75:1

                          September 30 and December 31
                          of each fiscal year                                1.25:1

                 (c) Cash Flow: Borrowers shall at all times achieve a Cash Flow, measured on a fiscal year basis beginning with their fiscal year ending December 31, 1995, of not less than zero; provided, however, that the determination of Cash Flow for a given fiscal year shall be determined by Lender as of the earlier to occur of: (i) two (2) Business Days after Lender's receipt of Borrowers' annual audited financial statements for the fiscal year then ended, (ii) the date on which Borrowers' have reasonable cause to believe that Cash Flow shall be less than zero for the fiscal year, or (iii) March 31 (the "Measurement Date"); provided further, however, in the event that Borrowers' Cash Flow is between zero and a negative $3,300,000 effective as of the applicable Measurement Date on a cumulative basis throughout the Revolving Credit Term, no Event of Default shall result therefrom and Lender's sole remedy as a result thereof shall be to institute an availability reserve of $2,000,000 (the "Availability Reserve") as a reduction in availability until the next succeeding Measurement Date at which time Borrowers' cumulative Cash Flow is zero or greater; and provided further, however, it shall be an Event of Default hereunder if Borrowers' negative cumulative Cash Flow is greater than a negative $3,300,000.

         6.19 Change in Management: So long as any Obligations remain outstanding, Borrowers shall at all times cause Thomas R. McGuire to be the Chairman and Chief Executive officer (or such positions shall be filled with person(s) acceptable to Lender).

         6.20 Indebtedness. Borrowers shall not create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                 (a)      Indebtedness evidenced by this Agreement;

                 (b) Indebtedness set forth in the latest financial statements of Borrowers submitted to Lender on or prior to the Closing Date;

                 (c) Indebtedness for capital expenditures in an amount not to exceed $500,000 during any fiscal year;

                 (d) refinancing, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.20 so long as: (i) the terms and conditions of such refinancing, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrowers,
(ii) the net cash proceeds of such refinancing, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, and (iii) such refinancing, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended. Notwithstanding the foregoing, (i) Borrowers may only repay up to $500,000 of the outstanding principal amount of Indebtedness owed by Borrowers to HWH Corporation but then only with the prior written consent of Lender; (ii) provided that no Event of Default shall have occurred and is continuing, Borrowers may make regularly scheduled principal payments on their permitted Indebtedness to Mass Mutual outstanding from time to time, but only in an amount not to exceed $3,333,333 during calendar year 1995, and $2,333,333 during any calendar year thereafter, in each case with interest thereon; and (iii) provided that no Event of Default shall have occurred and is continuing, Borrowers may increase the principal amount of the Mass Mutual Subordinated Debt, whether owed to Mass Mutual or to another lender reasonably acceptable to Lender, to $23,500,000 on terms acceptable to Lender.

         6.21 End of Fiscal Year; Fiscal Quarters. Borrowers will not change from that in effect as of the date hereof the date on which any of their fiscal quarters or fiscal years shall end.

         6.22 Loans to Officers. Borrowers will not make, or have outstanding, loans or advances to officers, shareholders, directors or employees in excess of $100,000 in the aggregate.

         6.23 Intercompany Transfers. Without the prior written consent of Lender, there shall be no intercompany transfers between any other Borrower and Coast Canada or between Coast Canada and any other Borrower with the exception of (i) management fees and assessments for the cost and expenses of centralized management and administration charged by Coast from time to time to any Borrower, and (ii) sales of goods among the Borrowers in the ordinary course of business on terms and conditions no less favorable to a Borrower than such Borrower would charge to unaffiliated third parties.

         6.24 Keyman Insurance. Borrowers shall, within ninety (90) days of the date of this Agreement, obtain a life insurance policy of no less than Two Million Five Hundred Thousand Dollars ($2,500,000) on the life of Thomas R. McGuire to be assigned to Lender as additional security for the payment and performance of Borrowers' Obligations hereunder. The Borrowers agree to maintain in force said policy(ies) and to pay all premiums and other charges when due and perform and comply with all obligations under said policy(ies). Borrowers further agree to furnish Lender with an "absolute assignment" of the proceeds of the policy(ies) as further Collateral and to record the "absolute assignment" with the company issuing said policy(ies) and to furnish Lender with evidence of acceptance thereof by the issuing company. If the Borrowers fail to provide and pay for such insurance, Lender may procure such insurance and charge Borrowers' Loan Account for all costs and expenses incurred.


          SECTION 7.  ADDITIONAL COVENANTS; INFORMATION AS TO BORROWER

         7.1 Financial and Business Information: So long as Borrowers are indebted to Lender or Lender is obligated to or for the benefit of Borrowers hereunder, Borrowers shall deliver to Lender the following:

                 (a) such data, reports, statements and information, financial or otherwise, as Lender from time to time may request, including, without limitation, (i) a borrowing base certificate on a form acceptable to Lender on the first business day of every week, which also summarizes the prior week's changes in such numbers; (ii) reports of sales on the first business day of every week, including credits issued and collections received and summarizing the prior week's changes in all such numbers; (iii) monthly, such internally prepared reports as Lender requires, including accounts receivable and payable aging schedules and an inventory report with a breakdown by location within twenty (20) days of the end of each calendar month; (iv) internally prepared monthly financial statements for Borrower within thirty
(30) days of the end of each calendar month, (with the exception of the month of January of each fiscal year, for which the reporting period shall be sixty
(60) days), all in reasonable detail; (v) annual projections, profit and loss statements, balance sheets, availability projections and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year on or before the end of each of Borrowers' fiscal years, in form and substance satisfactory to Lender; and (vi) annual audited financial statements for Borrowers from their independent certified public accountants acceptable to Lender and a management letter from Borrowers (all within ninety (90) days after the end of each of Borrowers' fiscal years). Annual statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall be consolidated and consolidating and shall include a balance sheet, income statement and statement of cash flow and shall be prepared in accordance with GAAP;

                 (b) Notice of Event of Default - immediately upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default under this Agreement, or which with the passage of time or the giving of notice, or both, could become an Event of Default hereunder, a written notice specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto;

                 (c) Notice of Claimed Default - immediately upon receipt by a Borrower, a copy of any notice of default given to such Borrower by any creditor for borrowed money of such Borrower for an amount in excess of $100,000 individually, or for all such defaults if such defaults exceed $500,000 in the aggregate during any fiscal year;

                 (d) Securities and Other Reports - For as long as any Borrower is a public company, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by such Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof filed by such Borrower with any securities exchange or with all federal or state securities and exchange commissions or any successor agency;

                 (e) U.S. Dollar - all reports provided by Borrowers to Lender pursuant to this Agreement shall be denominated in Dollars, with Canadian Dollar conversion if such reports pertain to Coast Canada and such reports are originally stated in Canadian Dollars.

         7.2 Officer's Certificates: Within thirty (30) days of the end of each calendar month (with the exception of the month of January of each fiscal year, for which the reporting period shall be sixty (60) days) and along with the set of financial statements delivered to Lender at the end of each fiscal year pursuant to
Section 7.1(a) hereof, Borrowers shall deliver to Lender a certificate from the Chief Financial Officer of Borrower in the form attached hereto as Exhibit 7.2 and made a part hereof, and otherwise satisfactory to Lender setting forth:

                 (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Section 6 as of the end of the period covered by the financial statements then being furnished and any exhibits appended thereto under Section 7.1; and

                 (b) Event of Default - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice, or both, could become an Event of Default hereunder or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

         7.3 Inspection: So long as Borrowers are indebted to Lender, Borrowers will permit any of Lender's officers or other representatives to visit and inspect during business hours any of the Collateral of Borrowers, to examine and audit all of Borrowers' books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants. Lender shall also have the right, at any time, in Lender's name or in the name of a nominee of the Lender, to verify the validity, amount or other matter relating to the Accounts or other Collateral, by mail, telephone or otherwise.

         7.4 Tax Returns and Reports: At Lender's request from time to time, Borrowers shall immediately furnish Lender with copies of the annual United States and Canada federal and state and provincial income tax returns of Borrowers. Borrowers further agree that if requested by Lender, they shall immediately furnish Lender with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

         7.5 Information to Participant: Lender may divulge to any participant or prospective participant it may obtain in the Loans, or any portion thereof, all financial and other information concerning Borrowers, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents; provided however that any potential participant agrees to hold in confidence all confidential information or proprietary information provided to it by Borrowers or Lender except (a) to the extent that the production of such information is required pursuant to any statute, ordinance, regulation, rule or order or any subpoena or any governmental inquiry or by reason of any bank regulation in connection with any bank examination, and (b) such potential participant shall not be prohibited from disclosing any such information to any of its agents, officers, employees, attorneys, accountants, or consultants, who shall be informed of this provision.

         7.6 Material Adverse Developments: Borrowers agree that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which is reasonably likely to materially and adversely affect the Property, businesses, prospects, or financial condition of Coast U.S. and Coast Canada, taken as a whole, or the Collateral, or the ability of Coast U.S. and Coast Canada, taken as a whole, to perform under this Agreement, they shall give to Lender telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof transmitted to Lender on the same day such verbal communication is made.


                              SECTION 8.  DEFAULT

         8.1 Events of Default: Each of the following events shall constitute an event of default ("Event of Default") and Lender shall thereupon have the option to declare all Obligations immediately due and payable, including, but not limited to, interest, principal, Expenses, advances to protect Lender's position and counsel fees to enforce this Agreement, and exercise all of Lender's rights hereunder and thereunder, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of Borrowers' Obligations to Lender and termination of Lender's obligations hereunder).

                 (a) Payments - if a Borrower fails to make any payment of principal or interest under the Revolving Credit, or to make payment of any fee described in Section 2.8 hereof, when such payment is due and payable; or

                 (b) Other Charges - if a Borrower fails to pay any other charges, fees or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement (other than those obligations described in Subsection 8.1(a) above) within ten (10) Business Days following Lender's request for such payment; or

                 (c) Particular Covenant Defaults - if a Borrower fails to perform or observe any covenant contained in this Agreement, or in any other instrument or document between Lender and any Borrower or any endorser, guarantor or surety for any Obligation and the result of such failure to perform or observe such covenants would be a material adverse effect on the business, Property or financial condition of Coast U.S. and Coast Canada, taken as a whole, or on the Collateral; provided, however, an Event of Default shall not be deemed to have occurred under this Section 8.1(c) if Borrowers cure a breach of Sections 6.1, 6.6, 6.9, 6.14, 6.15, 6.19, 6.20 or 6.22 within ten
(10) days after such default; or

                 (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrowers or any of their officers, employees or agents in connection with the Loan Documents, to Lender is not true and correct, in all material respects; or

                 (e) Uninsured Loss - if there shall occur any material uninsured damage to or loss, theft, or destruction of any material portion of the Collateral; or

                 (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrowers contained in this Agreement, or in any document, agreement or instrument furnished in compliance with or in reference to this Agreement, or in any other existing or future agreement between any Borrower and Lender, is false, erroneous, or misleading in any material respect when made; or

                 (g) Agreements with Others - if any Borrower shall default beyond any grace period of any agreement(s) with any creditor for borrowed money of such Borrower, including, but not limited to, any Indebtedness to Mass Mutual, which in the aggregate with respect to such creditor exceeds $250,000, and (i) such default is a payment default or (ii) such default is a non-payment default and the effect of such default is to cause the holder of a Borrower's Obligations to declare any such Obligation of such Borrower to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

                 (h) Other Agreements with Lender - if a Borrower breaches or violates the terms of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between any Borrower and Lender; or

                 (i) Judgments - if any levy, seizure, attachment or judgment, which individually is in excess of $100,000 or in the aggregate involve disputes in excess of $300,000, shall be rendered by a court of record upon or against any Borrower, the Collateral, or the assets of any Borrower, which is not removed, stayed or bonded within thirty (30) days after the occurrence of such event, or the issuance of an injunction which has a material adverse effect on the business, Property or financial condition of Coast U.S. and Coast Canada, taken as a whole, or on the Collateral; or

                 (j) Assignment for Benefit of Creditors, etc. - if any Borrower makes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by any Borrower; or

                 (k) Bankruptcy, Dissolution, etc. - upon the commencement of proceedings for the dissolution, or liquidation of, any Borrower or the commencement or reopening of any proceedings for reorganization or liquidation of any Borrower's debts under the United States Bankruptcy Code, the Canadian Bankruptcy and Insolvency Act, or any other state, provincial or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower; provided however that such Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding or

                 (l) Receiver - upon the application by or against any Borrower for the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any of such Borrower's Property, provided however, that such Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obliged to make advances hereunder; or

                 (m) Execution Process, etc. - the issuance of any execution or distraint process against any Borrower, or its Property which has a material adverse effect on the business, Property or financial condition of Coast U.S., and Coast Canada, taken as a whole, or on the Collateral; or

                 (n)      Termination of Business - except as permitted by
Section 6.4(b) hereof, if any Borrower ceases any material portion of its business operations as presently conducted and the result of such cessation of business is a material adverse effect on the business, Property or financial condition of Coast U.S. and Coast Canada, taken as a whole, or on the Collateral; or

                 (o) Pension Benefits, etc. - if any Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer a Borrower's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim (the foregoing shall include comparable provisions of the laws of Canada and of British Columbia, Alberta, Ontario and Quebec with respect to Coast Canada);

                 (p) Investigations - any indication or evidence received by Lender that reasonably leads it to believe that any Borrower may have directly or indirectly been engaged in any type of activity which would be reasonably be likely to result in the forfeiture of any material portion of such Borrower's Property to any governmental entity, federal, provincial, state or local; or

                 (q) Cash Flow - if Borrowers' negative cumulative Cash Flow, measured on a fiscal year basis beginning with their fiscal year ending December 31, 1995, is greater than a negative $3,300,000.

         8.2 Cure - Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure or grant a waiver of any Event of Default hereunder.

         8.3     Rights and Remedies on Default:

                 (a) In addition to all other rights, options and remedies granted to Lender under this Agreement, Lender may, upon the occurrence of an Event of Default, which has not been expressly cured or waived in writing by Lender in its sole discretion, terminate any obligations of Lender hereunder to make advances or extensions of credit under the Revolving Credit, declare all Obligations, whether evidenced by this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and Lender, immediately due and payable, exercise all other rights granted to it hereunder and all rights under the Uniform Commercial Code and any other applicable law, and under all related agreements with Borrower referred to herein or hereafter executed, permitted to be exercised after the occurrence of an Event of Default, including, without limitation, the following rights and remedies:

                          (i)     The right to take possession of, send notices
and collect directly the Collateral, with or without judicial process (including without limitation the right to redirect mail addressed to Borrowers to an address designated by Lender) and settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrowers' Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

                          (ii)    By its own means or with judicial assistance,
enter any of Borrowers' premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and Borrowers shall not resist or interfere with such action, and, without notice to or demand upon any Borrower or any guarantor, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrowers' authorize Lender to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers' owned premises, Borrowers hereby grant Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

                          (iii)   Require Borrowers at Borrowers' expense to
assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender in reasonable proximity to its prior Borrower location;

                          (iv)    The right to reduce the Revolving Credit,
Borrowing Base or any portion thereof or the advance rates, or to modify the terms and conditions upon which Lender is willing to consider making advances under the Revolving Credit or to take additional reserves in the Borrowing Base for any reason;

                          (v)     Require Borrowers to deposit with Lender cash
collateral in an amount equal to the outstanding face value of undrawn Letters of Credit;

                          (vi)    ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrowers' rights under all licenses and all franchise agreements shall inure to Lender's benefit; and

                          (vii)    sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers' premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale and Lender may credit bid and purchase at any public sale.

                 (b) Lender shall have the right, if available under applicable law, to appoint by instrument any person or persons to be a Receiver of all or any portion of the undertaking, property and assets hereby charged, to fix the Receiver's remuneration and to remove any Receiver so appointed and appoint another or others in his stead. Any Receiver so appointed shall have all the powers of Lender set out in this Section 8.3 and, in addition, shall have the following powers: (i) to carry on the business of any Borrower and to enter into any compromise or arrangement on behalf of such Borrower; and (ii) with the prior written consent of Lender to borrow money in its name or in any Borrower's name, for the purpose of carrying on the business of the Borrower and for the preservation and realization of the undertaking, property and assets of the Borrower including, without limitation, the right to pay Persons having prior charges or encumbrances on properties on which the Borrower may hold charges or encumbrances, with any amount so borrowed and any interest thereon to be a charge upon the Collateral in priority to this Agreement. Any Receiver appointed pursuant to the provisions hereof shall be deemed to be an agent of the Borrowers for the purposes of: (i) carrying on and managing the business and affairs of the Borrowers, and (ii) establishing liability for all of the acts or omissions of the Receiver while acting in any capacity hereunder and Lender shall not be liable for such acts or omissions, provided that, without restricting the generality of the foregoing, the Borrowers irrevocably authorize Lender to give instructions to the Receiver relating to the performance of its duties as set out herein.

                 (c) Borrowers expressly waive presentment for payment, demand, notice of dishonor, protest, notice of protest, diligence of collection, and any other notice of any kind.

                 (d) Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by law, any perishable inventory may be sold immediately by Lender without prior notice to Borrowers.

         8.4 Nature of Remedies: Lender shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the liabilities and Obligations of Borrowers to Lender in any order. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Obligations of Borrowers to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrowers, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

         8.5 Set-Off: If any bank account of Borrowers with Lender or with any participant is attached or otherwise liened or levied upon by any third party, Lender (and any participant) need not await the running of any applicable grace period hereunder, but Lender (and such participant as agent for Lender) shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrowers' liabilities hereunder.


                           SECTION 9.  MISCELLANEOUS

         9.1     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER:  THE VALIDITY
OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND
THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF THE BORROWERS AND LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 9.1. BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS

AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         9.2 Severability of Provisions: The provisions of this Agreement and all other agreements and documents referred to herein are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

         9.3 Integrated Agreement. The Revolving Credit Note, this Agreement and all other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, remedies and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

         9.4     Waiver:

                 (a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and signed by Lender, and then only to the extent specified.

                 (b) Borrowers expressly waive presentment for payment, demand, notice of dishonor, protest, notice of protest, diligence of collection, and any other notice of any kind, and hereby consent to any number of renewals and extensions of time of payment hereof, which renewals and extensions shall not affect the liability of any party hereto. Borrowers further agree that Lender may accept, by way of compromise or settlement, from any one or more of the parties liable for the Obligations a sum or sums less than the amount of the Obligations, and may give releases to such parties without affecting the liability of any other party for the unpaid balance. Any such renewals or extensions may be made and any such partial payments accepted or releases given without notice to any such party.

                 (c) Borrowers, to the extent permitted by applicable law, hereby waive and release all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Agreement, or of any of the other Loan Documents, as well as all benefit that might accrue to Borrowers by virtue of any present or future laws exempting the Property, or any other property, real, personal or mixed, or any part of the proceeds arising from any sale of such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment. Borrowers agree that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or upon any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Lender.

                 (d) Borrowers release and shall indemnify, defend and hold harmless Lender, its officers, employees and agents, of and from any claims for liability, loss or damage (including costs and expenses) resulting from (i) acts or conduct of any or all of them arising through the date of Closing, or arising after the Closing as a result of its or their carrying out its rights and options contained in this Agreement unless it results from Lender's willful misconduct or gross negligence; and (ii) acts or conduct of Borrowers (including any breach or violation of any representation, warranty, covenant or undertaking of Borrowers) under, pursuant or related to this Agreement, including without limitation, Borrowers' failure to comply with any laws, statutes, ordinances or governmental rules and regulations.

                 (e) So long as Lender complies with its obligations, if any, under Section 9207 of the Uniform Commercial Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

         9.5 Time: Whenever Borrower shall be required to make any payment, or perform any act on a Saturday, Sunday or a legal holiday under the Laws of the Commonwealth of Pennsylvania or such other jurisdiction where Borrower may be required to make any payment or perform any act, such payment may be made, or such act may be performed, on the next succeeding business day. Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.

         9.6     Expenses of Lender:

                 (a) At Closing and from time to time thereafter, Borrowers will pay all reasonable expenses ("Expenses") (including the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement (subject to the limitation set forth in the Commitment Letter among Borrowers and Lender dated April 11, 1995) and all related agreements and documents, the enforcement, protection and defense of the rights of Lender in and to the Collateral or otherwise hereunder, including the right to take possession of any Collateral and the proceeds thereof and to hold, collect, prepare for sale, sell and dispose of any Collateral, expenses relating to any suit instituted against Lender involving or pertaining to this Agreement or any related document, and any expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement.

                 (b) Expenses shall also include but not be limited to (i) cost of reproducing this Agreement and related agreements and documents; (ii) filing and recording fees; and (iii) searches.

         9.7 Brokerage: This transaction was brought about and entered into by Lender and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrowers represent that they have not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrowers will indemnify, defend and save Lender harmless against such claim and further will defend any action or actions to recover on such claim, at Borrowers' own cost and expense, including Lender's counsel fees. Lender shall notify Borrowers of any claims which may be sought under such indemnity. Borrowers further agree that until any such claim or demand is adjudicated in Lender's favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement, secured by the Collateral. Notwithstanding the foregoing, Borrowers shall not be liable under this Section for a successful claim made by a purported broker, finder or agent, if such claim against Lender was based an assertion that such person was hired or engaged by Lender.

         9.8     Notices:

                 (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person, sent via telecopy or via nationally recognized overnight courier service or sent by certified or registered mail postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

                 If to Mellon to:

                          Mellon Bank, N.A.
                          Mellon Bank Center
                          Asset Based Lending Dept.
                          1735 Market Street, 6th Floor
                          Philadelphia, PA 19101
                          Attn:  Senior Credit Officer
                          Telecopy:    215-553-0201


                 If to Mellon Canada to:

                          Mellon Bank Canada
                          77 King Street West
                          P.O. Box 3200
                          Royal Trust Tower
                          Toronto Dominion Centre
                          Toronto, Ontario M5K 1K2 Canada
                          Attn:  Head of Corporate Banking
                          Telecopy:  416-860-2409

                 With a copy to:

                          Kelley Drye & Warren
                          515 South Flower Street, 11th Floor
                          Los Angeles, California 90071
                          Attn:  James D. Prendergast, Esq.
                          Telecopy:    213-688-8150

                 If to Borrowers:

                          The Coast Distribution System
                          1982 Zander Road
                          San Jose, CA 95112
                          Attn:  Sandra Knell, Executive Vice President
                                  and Chief Financial Officer
                          Telecopy:    (408) 436-0670

                 With a copy to:

                          Stradling, Yocca, Carlson & Rauth
                          660 Newport Center Drive, Suite 1600
                          Newport Beach, California 92660
                          Attn:  Ben A. Frydman, Esq.
                          Telecopy:  (714) 725-4100


                 (b) Any notice sent by Lender or Borrowers by registered or certified mail shall be deemed to be given when so received.

         9.9 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

         9.10 Survival: All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note and this Agreement, regardless of any investigation made by Lender or on its behalf.
All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all liabilities and Obligations of Borrowers to Lender are satisfied in full.

         9.11 Termination of Security Interests: After Borrowers' Obligations to Lender have been unconditionally paid and satisfied in full and after a written request from Borrowers to Lender, Lender shall terminate its security interest in the Collateral. After termination and at such time as Lender has received payment and performance in full of all of Borrowers' Obligations, Lender shall, as promptly as practicable, execute a termination of all liens given by the Borrowers to Lender pursuant to this Agreement.

         9.12 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Lender may sell, assign, transfer or participate any or all of its rights or Obligations hereunder without notice to or consent of Borrowers, and, if Lender elects to participate or sell any or all of its rights or the Obligations hereunder, Lender agrees to use commercially reasonable efforts to include Bank of America, N.T. & S.A. in any such participation or sale. Borrowers may not transfer, assign or delegate any of its duties or Obligations hereunder.

         9.13 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         9.14 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

         9.15 Signatories: Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Agreement on behalf of his or her principal and that he or she executes the Agreement in such capacity and not as a party.

         9.16 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of any Borrower's duty of performance, including, without limitation Borrower's duties under any account or contract in which Lender has a security interest.

         9.17 Discharge of Taxes, Borrower's Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, without prior notice to Borrowers if any Borrower fails to do so, to (a) obtain insurance covering any of the Collateral as required hereunder, (b) pay for the performance of any of any Borrower's Obligations hereunder, (c) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes, liens, etc., and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Lender and shall be secured by the Collateral. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

         9.18 Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any advances from time to time unless Borrowers shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly deposited or paid, as required by law, all withholding taxes and all federal, provincial, state, city, county or other taxes due up to and including the date of the requested advance. Until all of Borrowers' Obligation to Lender have been paid in full, Lender shall be entitled to continue to hold any and all of the Collateral until Borrowers have given to Lender evidence, reasonably satisfactory to Lender, that Borrowers have properly deposited or paid, as required by law, all withholding taxes due up to and including the date of such expiration or termination. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against any Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such liens assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by a Borrower and further provided that such Borrower's title to and its right to use the Collateral are not materially adversely affected, and Lender's lien and priority in the Collateral are not affected, altered or impaired thereby. In order to pay any such lien, assessment or tax liability, Lender shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrowers to Lender with interest thereon, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrowers.

         9.19 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or any guarantor of the Obligations or the transfer by either or both of such parties to Lender of any property of either or both of such parties should for any reason subsequently be declared to be improper under any state, provincial or federal law relating to creditors' rights, including, without limitation, provisions of the United States Bankruptcy Code or the Canadian Bankruptcy and Insolvency Act, which may be applicable from time to time relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required to repay or restore, and as to all reasonable costs, expenses and attorneys' fees of Lender related thereto, the liability of Borrowers or such guarantor shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

         9.20 Choice of Language. The parties hereto have requested that the present Agreement be drafted in English. Les parties aux presentes ont requis que la presente entente soit redigee en anglais.

         9.21    Confidentiality.

                 (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement which by its nature confidential at the time such information is furnished by

Borrowers to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, contract, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation between any Borrower and Lender or any other litigation to which Lender is a party, provided in the latter case that Lender gives Borrowers prior notice of Lender's intention to disclose such information and Borrowers do not object to such disclosure, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 9.19, or
(v) to counsel for Lender or any participant or assignee (or prospective participant or assignee) if the client of such counsel has previously agreed in writing to treat such information as confidential in accordance with this
Section 9.19.

                 (b) In no event shall this Section 9.19 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or any third party without breach of this Section 9.19 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than a Borrower, (iii) require Lender to return any materials furnished by Borrowers to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 9.19 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.


                        SECTION 10.  SURETYSHIP WAIVERS

         10.1 Independent Obligations; Subrogation. The Obligations of each of Coast, United Sales, C/P, Mohawk and Coast Canada (for the purposes of this
Section 10 only, each a "Borrower" and collectively, "Borrowers") hereunder are joint and several, except as any payment reduces the amount of the Obligations, and shall not be reduced by, but shall survive as if the same had not been made, any and all payments by any other Borrower and/or the application of any proceeds from any Collateral until the Obligations are fully paid and finally discharged.

                 To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against the other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrower with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrower until the Obligations are fully paid and finally discharged.

         10.2 Authority to Modify Obligations and Security. Each Borrower authorizes Lender, without notice or demand and without affecting any Borrower's liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (i) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrower, including, without limitation, to increase or decrease the rate of interest thereon; (ii) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrower's Obligations; (iii) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (iv) deal with the other Borrower as Lender may elect; (v) in Lender's sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrower's Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrower as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrower upon any of its indebtedness or obligations to Lender as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

         10.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to the Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (i) proceed against the other Borrower or any other person whomsoever; (ii) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (iii) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (iv) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrower and whether the other Borrower be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

         10.4 Right to Dispose of Security; Impairment of Rights. Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such

Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrower, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action, or taking a deed or an assignment in lieu of foreclosure as to any Collateral, and such Borrower hereby waives any defense to the recovery by Lender against such Borrower of any deficiency after such action notwithstanding any impairment or loss of any right of reimbursement or subrogation or other right or remedy against the other Borrower or against any Collateral for the Obligations. Each Borrower expressly waives any defense or benefits that may be available from California Code of Civil Procedure, Section 580 and its subdivisions or Section 726, or comparable provisions of the laws of any other jurisdiction, as well as all suretyship defenses such Borrower would otherwise have under California law or the laws of any other jurisdiction. Without limiting the foregoing, such Borrower specifically agrees that action maintained by Lender for the appointment of any receiver, trustee or custodian to collect rents, issues or profits or to obtain possession of any property shall not constitute an "action" within the meaning of Section 726 of the California Code of Civil Procedure or comparable provisions of the laws of any other jurisdiction.

         10.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrower or by reason of the cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrower or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrower or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Lender. The Borrowers specifically agree that the failure of
Lender: (i) to perfect any lien on or security interest in any property heretofore or hereafter given by Borrowers to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

         10.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrower's character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrower on a continuing basis financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any of the Borrowers or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of Borrowers to Lender heretofore, now or hereafter created shall be deemed to have been granted at Borrowers' special insistence and request and in consideration of and in reliance upon this Agreement.

         10.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, Lender shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

         10.8 Subordination. Except as otherwise provided in this Section 10.8, any Indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Lender, pay in whole or in part any of such Indebtedness nor will any such Borrower accept any payment of or on account of any such Indebtedness at any time while such Borrower remains liable hereunder. At the request of Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Lender all or any part of such subordinated Indebtedness and any amount so paid to Lender at its request shall be applied to payment of the Obligations. Each payment on the Indebtedness of any Borrower to the other Borrower received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Lender and shall be paid over to Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrower to such Borrower, and Lender shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Lender, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Lender's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Lender's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Lender all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Lender will pay the excess amount to the party entitled thereto.

         10.9 Revival. If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the United States Bankruptcy Code, the Canadian Bankruptcy and Insolvency Act, or any other federal, provincial or state law and Lender is required to repay or restore, or in Lender's counsel's opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all costs and expenses (including attorneys' fees) of Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

         10.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 10 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

         10.11 Unlimited Liability. The Obligations of the Borrowers hereunder shall be in addition to any obligations of Borrowers to Lender heretofore given or hereafter to be given to Lender unless such other obligations are expressly modified or terminated in writing. The liability of Borrowers to Lender shall at all times be deemed to be the aggregate liability of Borrowers under the terms of this Agreement and of any other obligations heretofore or hereafter incurred by Borrowers to Lender and not expressly terminated or modified in writing.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.


                                    LENDER
                                    ------

                                    MELLON BANK, N.A.,
                                    a national banking association


                                    By:    DAVID S. OPPENHEIMER
                                        ------------------------------------
                                        Name:  David S. Oppenheimer
                                        Title:  Vice President


                                    MELLON BANK CANADA,
                                    a Canadian chartered bank


                                    By:    DENISE C. GAUDY
                                        ------------------------------------
                                        Name:  Denise C. Gaudy
                                        Title:  Vice President

                                          BORROWERS
                                          ---------

                                          THE COAST DISTRIBUTION SYSTEM,
                                          a California corporation


                                          By:    SANDRA KNELL
                                              ------------------------------
                                              Name:  Sandra Knell
                                              Title:  Executive Vice President


                                          UNITED SALES & WAREHOUSE OF
                                            TEXAS, INC.,
                                          a Texas corporation


                                          By:    SANDRA KNELL
                                              ------------------------------
                                              Name:  Sandra Knell
                                              Title:  Executive Vice President


                                          C/P PRODUCTS CORP.,
                                          an Indiana corporation


                                          By:    SANDRA KNELL
                                              ------------------------------
                                              Name:  Sandra Knell
                                              Title:  Executive Vice President


                                          MOHAWK TRAILER SUPPLY, INC.,
                                          a New York corporation


                                          By:    SANDRA KNELL
                                              ------------------------------
                                              Name:  Sandra Knell
                                              Title:  Executive Vice President

                                          THE COAST DISTRIBUTION SYSTEM
                                          (CANADA) INC./LES SYSTEMES DE
                                          DISTRIBUTION COAST (CANADA) INC.,
                                          a Quebec corporation


                                          By:     SANDRA KNELL
                                              ------------------------------
                                              Name:  Sandra Knell
                                              Title:  Secretary

             FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN
                            AND SECURITY AGREEMENT


     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of June 15, 1995, is entered into by and among MELLON BANK, N.A., a national banking association ("Mellon") and MELLON BANK CANADA, a Canadian chartered bank ("Mellon Canada", and together with Mellon, "Lender"), and THE COAST DISTRIBUTION SYSTEM, a California corporation ("Coast"), UNITED SALES & WAREHOUSE OF TEXAS, INC., a Texas corporation ("United Sales"), C/P PRODUCTS CORP., an Indiana corporation ("C/P") MOHAWK TRAILER SUPPLY, INC., a New York corporation ("Mohawk") and THE COAST DISTRIBUTION SYSTEM (CANADA)/LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC., a corporation organized under the laws of the Province of Quebec ("Coast Canada") (Coast, United Sales, C/P, Mohawk and Coast Canada are hereinafter sometimes individually referred to as "Borrower" and collectively referred to as "Borrowers"), in light of the following facts:

                                   RECITALS

        A. Borrowers and Lender are parties to that certain Second Amended and Restated Loan and Security Agreement, dated as of May 26, 1995 (the "Loan Agreement"), pursuant to which Lender has extended certain loans and financial accommodations to Borrowers.

        B. At Borrowers' request that Mellon Canada provide Coast Canada Bankers' Acceptances and Canadian LIBOR Rate Options, Borrowers and Lender have agreed to amend the Loan Agreement in certain respects as expressly provided herein.

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Defined Terms. Any and all initially capitalized terms used in this Amendment without definition shall have the meaning ascribed thereto in the Loan Agreement.

        2. Amendment to Defined Terms. Section 1.1 of the Loan Agreement is hereby amended to add the following definitions in alphabetical order:

            "Canadian Bankers' Acceptances - Those Drafts, denominated in Canadian Dollars, drawn by Coast Canada and accepted by Mellon Canada pursuant to the terms hereof."

            "Canadian Bankers' Acceptances Option - Section 2.6(e)".

            "Canadian Bankers' Acceptances Loans - That portion of the Revolving Credit utilized by Coast Canada by way of the issuance of Canadian Bankers' Acceptances".

            "Canadian Bankers' Acceptances Rate - At any time, the fluctuating fee rate expressed as a percentage per annum determined by Mellon Canada from time to time as a reference rate for determining fees to be charged to corporate borrowers of Mellon Canada for the acceptance of Bankers' Acceptances by Mellon Canada at the main branch of Mellon Canada as determined from time to time by Mellon Canada."

            "Conversion Notice - Notice by Coast Canada of an intended conversion of all or any portion of the Face Amount of a Canadian Bankers' Acceptance or Draft to a Canadian Prime Rate Loan or a U.S. Base Rate Loan, which notice shall specify (i) the principal amount to be converted; and (ii) the proposed date of the conversion and such notice shall be received by Mellon Canada no later than 11:00 p.m., Toronto time on the date (which shall be a Business Day) of such proposed conversions."

            "Draft - At any time a blank bill of exchange, within the meaning of the Bill of Exchange Act (Canada), drawn by Coast Canada on Mellon Canada or any other person and bearing such distinguishing letters and numbers as Mellon Canada or such person may determine, but which at such time has not been completed or accepted by Mellon Canada or such person."

            "Drawing" means (i) the creation of Canadian Bankers' Acceptances by Mellon Canada or any other person hereunder; (ii) the creation and purchase of Canadian Bankers' Acceptances by Mellon Canada or by any other person hereunder; or (iii) the purchase of completed Drafts by any person hereunder.

            "Drawing Date - Any Business Day fixed pursuant to a Drawing Notice for a Drawing."

            "Drawing Fee - With respect to each Draft drawn by Coast Canada hereunder and accepted, purchased or accepted and purchased by any person on any Drawing Date, an amount equal to the Canadian Bankers' Acceptances Rate plus one and one-half percentage points (one hundred fifty (150) basis points) per annum of the aggregate Face Amount of such Draft, calculated on the basis of the term to maturity of such Draft and a year of 365 days."

            "Drawing Notice - A notice of Drawing given by Coast Canada not later than 12:00 p.m. (Toronto time) on two Business Days' prior notice."

            "Drawing Purchase Price - In respect of Canadian Bankers' Acceptances or Drafts to be purchased by Mellon Canada or any other person, the difference bteween (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of such Canadian Bankers' Acceptances or Drafts by the sum of one plus the product of (x) the Reference Discount Rate multiplied by (y) a fraction the numerator of which is the number of days in the term of maturity of such Canadian Bankers' Acceptances or Drafts, as the case may be, and the denominator of which is 365 days; and (ii) the applicable aggregate Drawing Fee."

            "Face Amount - In respect of a Draft or a Canadian Bankers' Acceptance, as the case may be, the amount payable to the holder thereof on its maturity."

            "Prime Rate Loans - That portion of the Revolving Credit advanced to Coast U.S. by Mellon, denominated in Dollars, being interest at the Prime Rate."

            "Reference Discount Rate - In respect of Canadian Bankers' Acceptances or Drafts to be purchased by Mellon Canada or any other person hereunder, the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of one percent (0.01%), with five-thousandths of one percent (0.005%) of being rounded up) quoted by Mellon Canada at 9:30 a.m. (Toronto time) as the discount rate at which Mellon Canada would purchase, on the relevant Drawing Date, its own bankers' acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Canadian Bankers' Acceptances or Drafts to be acquired by Mellon Canada or such other person on such Drawing Date."

        3. Change of Definition of Canadian Prime Rate. The definition of "Canadian Prime Rate" in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

            "Canadian Prime Rate - That prime lending rate of interest expressed as a per annum rate of interest announced from time to time by Mellon Canada as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by Mellon Canada in Canada, as reported by Mellon Canada to the Bank of Canada."

        4. Change of Definition of Prime Based Loans. The definition of "Prime Based on Loans" in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

            "Price Based Loans -- means collectively, that portion of the Revolving Credit consisting of Prime Rate Loans advanced by Mellon to Coast U.S., and U.S. Base Rate Loans and Canadian Prime Rate Loans advanced by Mellon Canada to Coast Canada."

        5. Change of Definition of LIBOR Based Rate Loan. The definition of "LIBOR Based Rate Loan" in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety a follows:


            "LIBOR Based Rate Loan -- That portion of the Revolving Credit advanced either to Coast U.S. by Mellon or to Coast Canada by Mellon Canada on which interest accrues at the LIBOR Rate."

        6. Change of Definition of LIBOR Rate. The definition of "LIBOR Rate" in Section 1.1 of the Loan Agreement is hereby amended in its entirety as follows:

            "LIBOR Rate -- An annual rate of interest determined by either Mellon, with respect to LIBOR Based Rate Loans advanced to Coast U.S., or by Mellon Canada, with respect to LIBOR Based Rate Loans advanced to Coast Canada, as being the rate available to Mellon or Mellon Canada, as the case may be, at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Reuters Screen "LIBOR", in accordance with the usual practice in such market, for the LIBOR Interest Period elected by Coast on behalf of Coast U.S., or by Coast Canada, as the case may be, in effect two Good Business Days prior to the funding date for a requested LIBOR Based Rate Loan (including those requested in connection with a conversion of a portion of the Revolving Credit subject to a Prime Rate Option, with respect to Coast U.S., or a U.S. Base Rate Option or Canadian Prime Rate Option, with respect to Coast Canada, to a LIBOR Based Rate Loan in accordance with
            Section 2.6(b) hereof), or for a LIBOR Based Rate Loan which Coast on behalf of Coast U.S., or Coast Canada, as the case may be, has elected to continue as a LIBOR Based Rate Loan beyond the expiration of the then current LIBOR Interest Period with respect thereto, for deposits of

            Dollars in amounts equal (as nearly as may be estimated) to the amount of the LIBOR Based Rate Loan which shall then be loaned by Mellon U.S. to Coast U.S., or by Mellon Canada to Coast Canada, as the case may be, as of the time of such determination, as such rate may be adjusted by the reserve percentage applicable during the LIBOR Interest Period in effect (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time, with respect to Mellon by the Board of Governors of the Federal Reserve System (or any successor), or with respect to Mellon Canada by The Bank of Canada (or any successor), for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System and comparable regulations of The Bank of Canada, as in effect from time to time, having a term equal to such LIBOR Interest Period ("Eurocurrency Reserve Requirement"). Such adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, the (i) the offered rate divided by (i) one minus the Eurocurrency Reserve Requirement."

        7.  Definition of U.S. Base Rate.  The definition of "U.S. Base Rate" in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

            "U.S. Base Rate -- That rate of interest announced from time to time by Mellon Canada as being its reference rate then in effect for determining interest rates in Dollars denominated commercial loans made by Mellon Canada in Canada."

        8. Amendment to Advances, Conversions, Renewals and Payments. Section 2.4(c)(ii) of the Loan Agreement is hereby amended to read in its entirety as follows:

            "(ii) All advances subject to Prime Rate Option shall be requested by Coast on behalf of Coast U.S. under the Revolving Credit and must be requested by 12:00 p.m., Philadelphia time, on the date such advance is to be made by Mellon at its Asset Based Lending Division of Philadelphia, Pennsylvania. All advances to Coast U.S. subject to the LIBOR Rate Option or conversion from advances under the Prime Rate Option to the LIBOR Rate Option shall be requested by Coast on behalf of Coast U.S. under the Revolving Credit and must be requested by 12:00 P.M., Philadelphia time, three Good Business Days prior to the date of such requested advance to Mellon at its Asset Based Landing Division in Philadelphia, Pennsylvania. All advances to Coast Canada subject to the LIBOR Rate Option or conversions from advances subject to the U.S. Base Rate Option or the Canadian Prime Rate Option to the LIBOR Rate Option shall be requested by Coast Canada under the Revolving Credit and must be requested by 11:00 a.m., Toronto time, three Good Business Days prior to the date of such requested advances to Mellon Canada at its Toronto, Ontario office. All advances subject to the Canadian Prime Rate Option or the U.S. Base Rate Option shall be requested by Coast Canada under the Revolving Credit and must be requested by 11:00 a.m., Toronto time, on the date of such requested advance to Mellon Canada at its Toronto, Ontario office. All advances subject to the Canadian Bankers' Acceptances Option or conversions from advances subject to the Canadian Prime Rate Option or the U.S. Base Rate Option to the Bankers' Acceptances Rate Option shall be requested by Coast Canada under the Revolving Credit and must be requested by 12:00 p.m., Toronto time, two Business Days prior to the date requested by Coast Canada for the creation of acceptances hereunder to Mellon Canada at its Tortonto, Ontario office. Lender reserves its right to require Borrowers to provide a borrowing based certificate contemporaneously with each advance request provided that such request from Lender shall not require Borrowers to provide borrowing based certificates more frequently than once per week.
            All requests or confirmation of requests for advances may be made by telephone, unless Lender has advised Borrowers that written requests are required, with the exception of requests or confirmation of request for LIBOR Based Rate Loans or Canadian Bankers' Acceptances Loans, including, but not limited to, initial requests for a conversion of a Prime Based Loan to a LIBOR Based Rate Loan or to a Canadian Bankers' Acceptances Loan and rollovers of LIBOR Based Rate Loans or Canadian Bankers' Acceptances Loans, which shall always be in writing. Written requests or confirmation of requests may be sent by telecopy or facsimile transmission provided, however, that Lender shall have the right to require the receipt of such request not be effective until confirmed via telephone with Lender. Lender may require prompt written confirmation of any telephone request and additional back-up documentation, from time to time. Each request or confirmation of a request for an advance shall be conclusively presumed to be made by a person authorized by Borrowers to do so."

        9. Amendment to Prime Rate Option. The last sentence of Section 2.6(a) of the Loan Agreement of the Loan Agreement is hereby amended to read in its entirety as follows:

                "Interest on Prime Rate Loans shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the Closing Date."

        10. Amendment to LIBOR Rate Option. Section 2.6(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

                (b)     LIBOR Rate Option:

                (i) Subject to the terms and conditions hereof (including without limitation the provisions of Section 2.7(b) below), the unpaid principal balance of cash advances made by Mellon to Coast U.S., or by Mellon Canada to Coast Canada, under the Revolving Credit may, at Coast U.S.'s or Coast Canada's option, as the case may be, bear interest at the LIBOR Based
                Rate ("LIBOR Rate Option"); provided that in no event may a LIBOR Based Rate Loan be less than $5,000,000 and that each LIBOR Based Rate Loan shall be requested in $100,000 increments; and provided further that no more than three (3) LIBOR Based Rate Loans or Canadian Bankers' Acceptances Loans shall be outstanding under this Agreement at any one time.

                (ii) LIBOR Based Rate Loans shall be selected for a period of either a one (1), three (3) or six (6) months' duration, as Coast, on behalf of Coast U.S., or Coast Canada, as the case may be, may elect, during which the LIBOR Based Rate is applicable ("LIBOR Interest Period"); provided, however, that
                (A) if the LIBOR Interest Period would otherwise end on a day which shall not be a Good Business Day, such LIBOR Interest Period shall be extended to the next succeeding Good Business Day, unless such Good Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Good Business Day subject to clause (C) below: (B) interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires; and (C) with respect to any LIBOR Interest Period which begins on the last Good Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last Good Business Day of a calendar month. Interest on a LIBOR Based Rate Loan shall be due and payable in arrears on the first day of each calendar month commencing the first full month following the Closing Date provided that all remaining accrued and unpaid interest on each LIBOR Based Rate Loan must be repaid in full on the day the applicable
                LIBOR Interest Period expires. No LIBOR Interest Period may end after the Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request that a new advance be a LIBOR Based Rate Loan, Coast U.S. or Coast Canada, as the case may be, may extend a LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan or may convert all or a portion of the Revolving Credit Loans subject to the Prime Rate Option with respect to Coast U.S., or U.S. Base Rate Loans or Canadian Prime Rate
                Loans with respect to Coast Canada, to a LIBOR Based Rate Loan. If Coast U.S. fails to notify Mellon or Coast Canada fails to notify Mellon Canada, as the case may be, of the LIBOR Interest Period for a subsequent LIBOR Based Rate Loan at least three Good Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a loan subject to the Prime Rate Option if a LIBOR Based Rate Loan to Coast U.S., or a loan subject to the U.S. Base Rate Option if a LIBOR Base Rate Loan to Coast Canada, at the end of the current LIBOR Interest Period for such oustanding LIBOR Based Rate loan and shall accrue interest in accordance with
                Section 2.6(a) above with respect to loans to Coast U.S.
                subject to the Prime Rate Option, and Section 2.6(d) above with respect to loans to Coast Canada subject to the U.S. Base Rate Option.

                (iii) The LIBOR Rate may be automatically adjusted by Mellon or Mellon Canada, as the case may be, on a prospective basis (provided that such LIBOR Rate is similarly adjusted generally for the customers of Mellon or Mellon Canada, as the case may be, borrowing funds with LIBOR Rate options) to take into account the additional or increased cost actually incurred by Mellon or Mellon Canada, as the case may be, to maintain any necessary reserves for Eurodollar deposits or increased costs actually incurred by Mellon or Mellon Canada, as the case may be, due to changes in applicabe law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) with respect ot Mellon and The Bank of Canada (or any successor) with respect to Mellon

                Canada, excluding any such changes that have resulted in a payment pursuant to Section 2.12 hereof, that increase the cost to Mellon or Mellon Canada, as the case may be, of funding the LIBOR Based Rate Loan. Mellon or Mellon Canada, as the case may be, shall promptly give Coast U.S. or Coast Canada, as the case may be, notice of such a determination and adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such adjustment absent manifest error.

                (iv) In the event that Coast, on behalf of Coast U.S., or Coast Canada shall have requested the LIBOR Rate Option in accordance with this Section 2.6(b) and Mellon or Mellon Canada, as the case may be, shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost of the LIBOR Based Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by Coast U.S. or Coast Canada, as the case may be, during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified LIBOR Interest Period, Mellon or Mellon Canada, as the case may be, shall promptly give notice of such determintion to Coast U.S. or Coast Canada, as the case may be, that the rate based on the LIBOR Rate is not available. A determination by Mellon or Mellon Canada, as the case may be, hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (A) the right of Coast U.S. or Coast Canada, as the case may be, to select, convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Libor Rate shall be suspended until Mellon shall have notified Coast U.S. or Mellon Canada shall have notified Coast Canada that such conditions shall have ceased to exist, and (B)(i) the advances by Mellon to Coast U.S. under the Revolving Credit subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.6(a) above, and (ii) the advances by Mellon Canada to Coast Canada under the Revolving Credit subject to the requested LIBOR Rate Option shall accrue interest in accordance with Section 2.6(d) above.

            (v) In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful or impractical for Mellon or Mellon Canada to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the LIBOR Based Rate, then Mellon shall immediately notify Coast U.S. or Mellon Canada shall immediately notify Coast Canada thereof and Mellon's or Mellon Canada's obligations to make, convert to, or maintain a LIBOR Based Rate Loan at the LIBOR Based Rate shall be suspended until such time as Mellon or Mellon Canada may again cause the LIBOR Based Rate to be applicable to any LIBOR Based Rate Loans. During such suspension all Loans by Mellon to Coast U.S. under the Revolving Credit subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.6(a) above, and all Loans by Mellon Canada to Coast Canada under the Revolving Credit subject to the LIBOR Based Rate shall accrue interest in accordance with Section 2.6(d) above. Promptly after becoming aware that it is no longer unlawful for Mellon or Mellon Canada to maintain such Eurodollar liabilities, Mellon shall notify Coast U.S. or Mellon Canada shall notify Coast Canada thereof and such suspension shall cease to exist."

        11. Canadian Bankers' Acceptances Option. The following shall be added as a new subsection 2.6(e) to the Loan Agreement:

            "(e) Subject to the terms and conditions hereof (including without limitation the provisions of Section 2.7(b) below, he unpaid principal balance of cash advances made by Mellon Canada to Coast Canada under the Revolving Credit may, at Coast Canada's option, bear interest at the Canadian Bankers' Acceptance Rate (the "Canadian Bankers' Acceptances Option") subject to the following:

            (i) Acceptances and Drafts. Each Drawing shall be in a minimum aggregate Face Amount of Cdn$5,000,000 and in an integral multiple of Cdn$100,000, and shall consist of (i) the creation of Canadian Bankers' Acceptances upon payment of the Drawing Fee by Coast Canada, and (ii) the creation and purchase of Canadian Bankers' Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Purchase Price effected or arranged by Mellon Canada.

            (ii) Loans Outstanding. No more than three (3) LIBOR Based Rate Loans or Canada Bankers' Acceptances Loans shall be outstanding under this Agreement at any one time.

            (iii) Form of Drafts. Each Draft presented by Coast Canada (i) shall be in the minimum aggregate Face Amount of Cdn$5,000,000 and in an integral multiple of Cdn$100,000; (ii) shall be dated the date of the Drawing; and (iii) shall mature and be payable by Coast Canada (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 30, 90 or 180 days after the Drawing Date and on or prior to the last day of the term of this Agreement.

            (iv) Procedure for Drawing. Each Drawing shall be made pursuant to a Drawing Notice. Each Drawing Notice shall be irrevocable and binding on Coast Canada and shall specify (i) the Drawing Date;
            (ii) the aggregate Face Amount of Drafts to be created; and (iii) the contract maturity date for such Drafts. Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, Mellon Canada shall complete one or more Drafts in accordance with the Drawing Notice, accept such Drafts and, at its option, Drafts purchased by Mellon Canada hereunder may be held by it for its own account until the contract maturity date or sold by it at any time prior thereto in relevant market therefor in Canada, in Mellon Canada's sole discretion.

            (v) Presigned Draft Forms. To enable Mellon Canada to make Drawings in the manner specified herein, Coast Canada shall supply Mellon Canada with such number of Drafts as Mellon Canada may request, duly endorsed and executed on behalf of Coast Canada. The signature of any duly authorized officer of Coast Canada on a Draft may be mechanically reproduced in facsimile and Drafts and Canadian Bankers' Acceptances bearing such facsimile signature shall be binding upon Coast Canada as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by Mellon Canada hereunder or at any time thereafter, any Draft or Canadian Bankers' Acceptance so signed shall be valid and binding upon Coast Canada (unless Coast Canada shall have previously given notice to Mellon Canada that any such individual no longer holds office and has delivered to Mellon Canada duly executed Drafts in replacement of all Drafts bearing such individual's signature.)

            (vi) Payment, Conversion or Renewal. Upon the maturity of a Canadian Bankers' Acceptance or Draft, Coast Canada may (i) elect to issue a replacement Canadian Bankers' Acceptance or

                Draft by giving a Drawing Notice; (ii) elect to have all or a portion of the Face Amount of such Canadian Bankers' Acceptance or Draft converted to a Canadian Prime Rate loan or U.S. Base Rate Loan in accordance with the terms of this Agreement by giving a conversion Notice to Mellon Canada; or
                (iii) pay, on or before 12:00 p.m. (Toronto time) on the maturity date for such Canadian Bankers' Acceptance of Draft, (notwithstanding that Mellon Canada may be the holder thereof at maturity). Any such payment shall satisfy Coast Canada's obligations under the Canadian Bankers' Acceptance to which it relates and Mellon Canada shall thereafter be solely responsible for the payment of such Canadian Bankers' Acceptance. If Coast Canada fails to pay any Canadian Bankers' Acceptance when due, or to issue a replacement Canadian Bankers' Acceptance or Draft in the Face Amount of such Canadian Bankers' Acceptance or Draft, the unpaid amount due and payable in respect thereof shall be converted, as of such date, and without any necessity for notice thereof by Coast Canada, to a Canadian Prime Rate Loan made by Mellon Canada and shall bear interest calculated and payable as provided in this Agreement.

                (vii) Circumstances Making Canadian Bankers' Acceptances Unavailable. If Mellon Canada determines in good faith, which determination shall be final, conclusive and binding upon Coast Canada, and notifies Coast Canada that, by reason of circumstances affecting the money market, there is no market for Canadian Bankers' Acceptances, then,

                        (a) Coast Canada's right to request a Drawing shall be suspeneded until Mellon Canada determines that the circumstances causing such suspension no longer exist, and Mellon Canada so notifies Coast Canada; and

                        (b) any Drawing Notice which is outstanding shall be cancelled and the Drawing requested therein shall not be made.

                Mellon Canada shall promptly notify Coast Canada of the suspension of Coast Canada's right to request a Drawing and of the termination of any such suspension.

                (viii) Coast Canada shall compensate Mellon Canada from time to time for any costs, paid or payable by Mellon Canada, of making or maintaining any Canadian Bankers' Acceptances as a result of the compliance by Mellon Canada with any law, rule, treaty or regulation of, or any interpretation or change thereof by, any government, agency, court or other administrative authority (whether or not having the force of law), or for new or increased taxes (other than taxes on the general income of Mellon Canada) or for reserve costs applicable to the assets or liabiliies of Mellon Canada, or any cost which arises as a result of Mellon Canada complying with requirements (whether or not having the force of law) or any government, agency or administrative authority as to the appropriate amount of capital to be maintained by it. Coast Canada shall indemnify Mellon Canada for all costs, losses and expenses incurred by Mellon Canada under or in connection with any Canadian Bankers' Acceptance other than on account of Mellon Canada's gross negliance or wilful misconduct. Any certificate of Mellon Canada in respect of the foregoing will be conclusive and binding upon Coast Canada."

        12. Amendment to Additional Interest Provisions.  Section 2.7(a) and
(b) of the Loan Agreement are hereby amended to read in their entirety as follows:

            "(a) Calculation of Interest. Interest on Prime Rate Loans and LIBOR Based Rate Loans shall be based on a three hundred and sixty
            (360) day year and charged for the actual number of days elapsed; interest on Canadian Prime Rate Loans, U.S. Base Rate Loans and Canadian Bankers' Acceptances Loans shall be based on a three hundred and sixy-five (365) day year and charged for the actual number od days elapsed.

            (b) Limitation on LIBOR Based Rate Loans and Canadian Bankers' Acceptances Loans. Upon the occurrence and during the continuance of an Event of Default, the LIBOR Based Rate Option and the Canadian Bankers' Acceptances Option will not be available and all LIBOR Based Rate Loans outstanding to Coast U.S. shall be converted to Prime Rate Loans, all LIBOR Based Rate Loans outstanding to Coast Canada shall be converted to U.S. Base Rate Loans, and all Canadian Bankers' Acceptances Loans outstanding to Coast Canada shall be converted to Canadian Prime Rate Loans, which right is independent of Lender's rights under Section 2.7(c) and any other rights of Lender."

        13. Amendment to Provision on Prepayments. Section 2.10(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

            "(a) LIBOR Based Rate Loans and Canadian Bankers' Acceptances Loans. No portion of the LIBOR Based Rate Loans or Canadian Bankers' Acceptances Loans may be repaid at anytime except if the Borrowers first satisfy in full their Obligations under Sectin 2.11 below arising from such prepayment and subject to Section 2.9(b) and Section 2.9(c) above (if applicable), and only if such prepayment is in immediately available funds."

        14. Amendment to Provision on Indemnity. Section 2.11(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

                "(a) Borrowers shall indemnify, defend and hold harmless Lender against any and all loss, liability, cost or expense Lender may sustain or incur as a consequence of (i) any failure of Borrowers to obtain, convert or extend any LIBOR Based Rate Loan or Canadian Bankers' Acceptances Loan after notice thereof has been given to Lender or (ii) any payment, prepayment, termination or conversion of a LIBOR Based Rate Loan or Canadian Bankers' Acceptances Loan made for any reason on a date other than the last day of the applicable LIBOR Interest Period or before the termination of the term of the Canadian Bankers' Acceptance. Borrowers shall pay the full amount thereof to Lender, on demand by Lender."

        15. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of California governing contracts wholly to be performed in that State.

        16. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

        17. Due Execution. The execution, delivery and performance of this Amendment are within the powers of the Debtors, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Debtors.

        18. Otherwise Not Effected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                DEBTORS:


                                THE COAST DISTRIBUTION SYSTEM,
                                a California corporation


                                By:     Sandra Knell
                                    -----------------------------
                                Title:  Executive Vice President


                                UNITED SALES & WAREHOUSE OF TEXAS, INC., a Texas corporation


                                By:     Sandra Knell
                                    -----------------------------
                                Title:  Executive Vice President


                                C/P PRODUCTS CORP.,
                                an Indiana corporation


                                By:     Sandra Knell
                                    -----------------------------
                                Title:  Executive Vice President

                                MOHAWK TRAILER SUPPLY, INC.,
                                a New York corporation


                                By:     SANDRA KNELL
                                    -----------------------------
                                Title:  Executive Vice President


                                THE COAST DISTRIBUTION SYSTEM
                                (CANADA) INC./LES SYSTEMES DE
                                DISTRIBUTION COAST (CANADA) INC.,
                                a Quebec corporation


                                By:     SANDRA KNELL
                                    -----------------------------
                                Title:  Secretary


                                MELLON BANK, N.A.,
                                a national banking association


                                By:     DAVID S. OPPENHEIMER
                                    -----------------------------
                                Title:  Vice President


                                MELLON BANK CANADA,
                                a Canadian Chartered Bank


                                By:        (SIG)
                                    -----------------------------
                                Title:  Vice President